Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

KODIAK OIL & GAS (USA) INC.

AND

KODIAK WILLISTON, LLC,

COLLECTIVELY,

AS SELLER,

AND

TRIANGLE USA PETROLEUM CORPORATION,

AS PURCHASER

DATED AS OF AUGUST 5, 2013

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APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Leases
Exhibit B	-	Wells
Exhibit C	-	Contracts
Exhibit D	-	Form of Assignment, Bill of Sale and Conveyance

SCHEDULES:

Schedule 3.2	-	Allocated Values
Schedule 3.4	-	Imbalances
Schedule 4.5	-	Litigation
Schedule 4.6-1	-	Material Notices
Schedule 4.6-2	-	Certain Excluded Assets
Schedule 4.7-1	-	Obligations
Schedule 4.7-2	-	Undisclosed Contracts
Schedule 6.4	-	Permitted Encumbrance and Defects

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of August 5, 2013 (the “Execution Date”), by and among (i) Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Kodiak USA”), (ii) Kodiak Williston, LLC, a Delaware limited liability company (“Kodiak Williston,” and together with Kodiak USA, “Seller”), and (iii) Triangle USA Petroleum Corporation, a Colorado corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                                    Seller acquired certain interests in oil and gas properties, rights and related assets from Liberty Resources LLC, a Delaware limited liability company (“Liberty”), pursuant to that certain Purchase and Sale Agreement, dated as of June 2, 2013, by and among Liberty, Kodiak USA and Kodiak Oil & Gas Corp., as amended by such parties on July 12, 2013 through their entry into that certain Amendment No. 1 to the Purchase and Sale Agreement (as so amended, the “Liberty PSA”).

B.                                    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the “Assets,” as defined and described herein, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Defined Terms.  In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2                                    References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” shall be deemed references to U.S. Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  References to any Law, agreement or contract means such Law, agreement or contract, as applicable, as it may be amended from time to time.

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Liabilities.

Section 2.2                                    Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following: (a) all oil and gas leases specifically described in Exhibit A, together with all amendments, renewals, extensions, and ratifications thereof (collectively, the “Leases”); (b) the lands covered by the Leases or pooled or unitized therewith (the “Lands”); (c) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof that may be produced from under the Leases (the “Hydrocarbons”); (d) all oil, gas, water or injection wells located on or associated with the Lands, whether producing, shut-in, or temporarily abandoned, including the wells described in Exhibit B (the “Wells”), together with all of the personal property, equipment, fixtures and improvements used primarily in connection therewith; (e) the unitization, pooling and communitization agreements, declarations, spacing orders, and the pools, units, or spacing units created thereby, relating to the properties and interests described in clauses (a) through (d) and to the production of Hydrocarbons, if any, attributable to said properties and interests (collectively, the “Units,” and together with the Leases, the Lands and the Wells, the “Properties”), and the force-pooled and non-consent interests associated therewith; (f) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in clauses (a) through (e), including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities; (g) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used primarily in connection with the production, gathering, treatment, processing, storage, sale or disposal of Hydrocarbons or produced water from the interests described in clauses (a) through (f), but excluding, in all such instances, any items the transfer of which is prohibited by applicable Law; (h) all claims for refunds of any Production Taxes attributable to any period from and after the Effective Time; (i) all existing contracts and effective sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, including those described on Exhibit C, insofar as they directly relate to the properties and interests described in clauses (a) through (h), but excluding any contracts, agreements and instruments the transfer of which is prohibited by applicable Law (subject to such exclusion, collectively, the “Contracts”); (j) all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of third party working interest owners in Assets operated by Seller; and (k) originals or copies of all the files, records, and data relating to the items described in clauses (a) through (j) above, which records shall include (i) lease records, (ii) well records, (iii) division order records, (iv) well files, (v) title records (including abstracts of title, title opinions and memoranda, and title curative documents), (vi) engineering records, (vii) geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the properties and interests described in clauses (a) through (j), (viii) correspondence, (ix) electronic data files (if any), (x) maps, (xi) production records, (xii) electric logs, (xiii) core data, (xiv) pressure data, (xv) decline curves and graphical production curves, (xvi) reserve reports, (xvii) appraisals and (xviii) accounting records (collectively, the “Records”).

Section 2.3                                    Excluded Assets.  The Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4                                    Effective Time; Proration of Costs and Revenues.

(a)                                 Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Mountain Time, on July 1, 2013 (the “Effective Time”), as described below.

(b)                                 Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred at and after the Effective Time.

(c)                                  Seller shall be entitled to all production of Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.

(d)                                 Should Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing, Seller receives any proceeds or other income with respect to the Assets to which Purchaser is entitled pursuant to Section 2.4(b), Seller shall fully disclose, account for, and promptly remit the same to Purchaser. If, after Closing, Seller receives any proceeds, payments or other credits with respect to the Third Party Costs (which are not accounted for in the adjustments provided for in Section 8.4(b)), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(e)                                  Should Purchaser pay after Closing any Property Expenses for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser within five Business Days after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Property Expenses for which Purchaser is responsible under Section 2.4(b), Purchaser shall reimburse Seller within five Business Days after receipt of an invoice with respect to such Property Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)                                   Taxes that are included in Property Expenses, right-of-way fees, insurance premiums and other Property Expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before, and at or after, the Effective Time.  In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

(g)                                  Notwithstanding anything to the contrary, any Property Expenses associated with or giving rise to the Pro Frac Lien will be treated as Property Expenses for which Seller is responsible under Section 2.4(c) and will not be treated as a Defect Amount or otherwise give rise to a Title Defect (and, therefore, will not be subject to the threshold and deductible set forth in Section 6.4(d)) for purposes of this Agreement.

Section 2.5                                    Procedures.  For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.4.  The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Asset.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                    Purchase Price.  The purchase price for the Assets shall be $82,000,000 (the “Unadjusted Purchase Price”).  The Unadjusted Purchase Price shall be adjusted as provided in Section 3.4, and the determination of the Adjusted Purchase Price shall be made as provided in Section 8.4.

Section 3.2                                    Allocated Values.  The “Allocated Value” for any Asset equals the dollar amount specified for such Asset on Schedule 3.2, increased or reduced as described in Section 3.4.  The share of each adjustment to the Unadjusted Purchase Price under Section 3.4 shall be allocated to the particular Asset to which such adjustment relates, limited to the extent that such adjustment relates to such Asset and to the extent that it is possible to make such allocation.  Any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.2.  Seller makes no representation or warranty as to the accuracy of the Allocated Values assigned to each of the Assets.

Section 3.3                                    Allocation of Purchase Price.  Seller, using the Allocated Values determined under Section 3.2 to the extent applicable, shall prepare an allocation of the Adjusted Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within 30 days following the final determination of the Adjusted Purchase Price under Section 8.4(b). Purchaser shall notify Seller in writing of any objections to the Proposed Section 1060 Allocation Schedule within 15 days of receipt thereof and if, within 30 days after delivery of notice of such objection, Purchaser and Seller cannot agree to a final allocation schedule to be used for income Tax reporting purposes, Purchaser and Seller shall submit the disputed matters to binding arbitration pursuant to Section 12.2 to finally determine the proper allocation of the Adjusted Purchase Price for purposes of Section 1060 of the Code, and shall request that the arbitrator issue a final allocation schedule (the “Final Section 1060 Allocation Schedule”) within 30 days of the submission of the dispute.  Seller and Purchaser agree that the allocation of the Adjusted Purchase Price as set forth on the Final Section 1060 Allocation Schedule shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594.  Seller and Purchaser further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Body related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise.  In the event that the allocation described herein is disputed by any Governmental Body, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

Section 3.4                                    Adjustments to Purchase Price.  All adjustments to the Unadjusted Purchase Price shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry, (y) made without duplication, in this Agreement or otherwise, and (z) allocated among the Assets in accordance with Section 3.2.  Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted, with the resulting adjustments to such Unadjusted

Purchase Price herein the “Adjusted Purchase Price,” by the following amounts:

(a)                                 The Unadjusted Purchase Price shall be adjusted upward by the following amounts:

(i)                                     an amount equal to all Property Expenses attributable to the ownership or operation of the Assets that are incurred at and after the Effective Time but paid by Seller, but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Assets prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii)                               to the extent that proceeds for such volumes have been received by Purchaser and not remitted to Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Time;

(iv)                              to the extent that Seller is underproduced as of the Effective Time,  as shown with respect to the net Imbalances set forth in Schedule 3.4, the amount of such net Imbalances multiplied by a price of $3.55 per MMBtu;

(v)                                 any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price; and

(vi)                              an amount equal to the sum of (A) Property Expenses related to the Wells or Units which have been incurred prior to the Effective Time and paid by or on behalf of Seller, on behalf of other Third Party working interest owners in such Wells or Units and have not been billed to such Third Party working interest owners prior to the Closing and (B) accounts receivable of Seller with respect to Property Expenses described in Section Section 3.4(vi)(A) (collectively, “Third Party Costs”).

(b)                                 The Unadjusted Purchase Price shall be adjusted downward by the following amounts:

(i)                                     an amount equal to all Property Expenses attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid by Purchaser, but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii)                                  an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Assets at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii)                               an amount equal to (A) the Allocated Values of any of the Assets that become Excluded Assets hereunder and (B) all Net Casualty Losses pursuant to Section 6.5;

(iv)                              to the extent that Seller is overproduced as of the Effective Time, as shown with respect to the net Imbalances set forth in Schedule 3.4, the amount of such net Imbalances multiplied by a price of $3.55 per MMBtu;

(v)                                 to the extent not transferred to Purchaser at the Closing, all funds held in suspense by Seller with respect to the operation, ownership, production and developments of the Assets (which funds shall thereafter be retained by Seller);

(vi)                              the Defect Adjustment Amount determined pursuant to Section 6.4(d) and Section 6.4(e);

(vii)                           any amounts that have been received by Seller or its Affiliates (including by offset or netting of amounts) with respect to Third Party Costs; and

(viii)                        any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser the following:

Section 4.1                                    Existence and Qualification.  Kodiak USA is a corporation, validly existing and in good standing under the Laws of the State of Colorado and is duly qualified to do business in the State of North Dakota.  Kodiak Williston is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of North Dakota.

Section 4.2                                    Power.  Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the performance of Seller’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any provision of Seller’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Seller, provided that no representation is made in this Section 4.2 with respect to the assignability of the Assets under applicable Laws, as such subject matter is covered exclusively under Section 4.6 and Section 6.3.

Section 4.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4                                    Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.5                                    Litigation.  There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against it which if decided unfavorably to Seller could have a material adverse effect on the ability of Seller to execute, deliver or perform its obligations under this Agreement.  Except as set forth on Schedule 4.5, since the closing of the Liberty PSA, Seller has not received any written notices or threats with respect to actions, suits or proceedings before any Governmental Body or arbitrator with respect to the Assets.

Section 4.6                                    Liberty PSA.  Schedule 4.6-1 sets forth the following items: (a) all material written notices contemplated by and provided for under the Liberty PSA by Liberty, Seller or Kodiak Oil & Gas Corp., as applicable, relating to the following: (i) “Title Defects,” “Environmental Defects,” or waivers of duties, obligations, terms or conditions of the Liberty PSA, in each case, with respect to the Assets only; (ii) indemnity claims submitted under the Liberty PSA (irrespective of whether or not relating to the Assets); and (iii) any other matter that is of a material nature relating to the Assets or operations thereon (excluding any communications made by Liberty, Seller or Kodiak Oil & Gas Corp. (A) in the ordinary course of business dealings with respect to the Liberty PSA, (B) relating primarily to the Retained Assets, (C) relating to the allocated values of assets transferred under the Liberty PSA, (D) relating to drilling proposals or AFEs submitted by Purchaser to Liberty or (E) relating to the “Preliminary Settlement Statement” under the Liberty PSA except as provided in Section 4.6(c)); (b) a description of any assets, properties, equipment, rights, interests or other items that were excluded from the Liberty PSA pursuant to the terms thereof relating to lands or operations thereon in Townships T149—R101, T150—R101 and T151—R101 of McKenzie County, North Dakota; and (c) the dollar amount of adjustments to the Preliminary Purchase Price under Section 2.6 of the Liberty PSA.  Except for those properties set forth on Schedule 4.6-2, the Assets include all rights, contracts, Permits, properties, equipment, benefits, agreements and other assets located in Townships T149N—R101W, T150N—R101W and T151N—R101W of McKenzie County, North Dakota conveyed by Liberty to Seller pursuant to the Liberty PSA.  To the knowledge of Seller, all preferential purchase rights and similar preemptive purchase rights with respect to the transfer of the Assets from Liberty to Seller under the Liberty PSA have been satisfied or otherwise waived (or deemed waived through the passage of time).  Prior to the execution of this Agreement, Seller has provided or made available to Purchaser, true, correct and complete copies of (i) the Liberty PSA (without exhibits or schedules, except as described herein), Exhibit C to the Liberty PSA, and the Schedules to the Liberty PSA, but excluding Schedule 2.4(a), it being understood that the schedules and exhibits will be redacted as to all information other than information that relates solely to the Assets; (ii) Amendment No. 1 to Liberty PSA (without exhibits or schedules, except as described herein), Schedule 1.1(d) to Amendment No. 1 to Liberty PSA and (iii) the Assignment, Bill of Sale and Conveyance to Seller pursuant to the Liberty PSA.

Section 4.7                                    Obligations.  As of the Execution Date, except as set forth on Schedule 4.7-1, (a) since the closing of the transactions under the Liberty PSA, Seller has not incurred any expenses or obligations, and has not made any commitments to make expenditures, in connection with the ownership or operation of the Assets (other than with respect to routine operations performed in the ordinary course of operating the existing Wells), (b) Seller has not approved any outstanding AFEs or made other capital commitments to Third Parties that are binding on the Assets and could reasonably be expected to require expenditures by the owner of the Assets in excess of $250,000 (other than as set forth in the Liberty PSA), (c) Seller has not (i) encumbered or burdened, or otherwise placed any Liens or imposed any security interests on, any of the Assets, (ii) except for this Agreement, entered into Contracts with respect to the Assets or (iii) amended, modified, surrendered or terminated, as applicable, any Contract or Lease, (d) Seller has not materially breached, and is not in material default under, any Contract or Lease, and (e) Seller has not elected to be a non-consenting party under a Contract with respect to any operations proposed to be performed on the Assets.  Prior to execution of this Agreement, except as set forth on Schedule 4.7-2, Seller has provided or made available to Purchaser, true, correct and complete copies of the Material Contracts with respect to the Assets or operations thereon.  The Imbalances burdening or otherwise applying to the Assets as of the Effective Time are shown on Schedule 3.4.

Section 4.8                                    Reports.  All material reports, studies, written notices from Governmental Bodies, tests, analyses and other documents in Seller’s possession that address or otherwise pertain to environmental matters with respect to the Assets have been provided or otherwise made available to Purchaser.  Similarly, all title reports, ownership reports, run-sheets and similar documents in Seller’s possession with respect to the Assets have been provided or otherwise made available to Purchaser.

Section 4.9                                    Third Party Costs.  To the actual knowledge of the Seller, the Third Party Costs are for goods furnished or services rendered in the ordinary course of business, are payable in accordance with customary trade terms for such costs and expenses and are not subject to any rights of Third Parties of set-off or netting.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1                                    Existence and Qualification.  Purchaser is a limited liability company, validly existing, and in good standing under the Laws of the State of Colorado and is (or, as of the Closing, will be) duly qualified to do business in the State of North Dakota.

Section 5.2                                    Power.  Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the performance of Purchaser’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any provision of Purchaser’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

Section 5.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4                                    Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5                                    Litigation.  There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against it which if decided unfavorably to Purchaser could have a material adverse effect on the ability of Purchaser to execute, deliver or perform its obligations under this Agreement.

Section 5.6                                    Financial Resources.  Purchaser has (or, as of the Closing, will have) the financial resources available to consummate the transactions contemplated by this Agreement and to pay the purchase price and any fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.7                                    Securities Law Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 5.8                                    Independent Evaluation.  Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement (including Seller’s representations and warranties in ARTICLE 4).

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1                                    Due Diligence Review.

(a)                                 Subject to the other provisions of this Section 6.1, upon execution of this Agreement, Seller will make the Assets available to Purchaser and its Representatives for inspection and review, at Purchaser’s sole cost, to permit Purchaser to perform its due diligence (“Due Diligence Review”) as hereinafter provided.  Purchaser shall be entitled to conduct its Due Diligence Review until the Claim Date (the “Due Diligence Period”).

(b)                                 Upon reasonable advance notice, the Records will be made available to Purchaser at the offices of Seller during Seller’s normal business hours.  Notwithstanding the foregoing, Records relating to Non-Op Properties will only be made available to Purchaser to the extent such Records are in Seller’s possession, provided that Seller will cooperate with and assist Purchaser in obtaining copies of any Records not within Seller’s possession relating to such Non-Op Properties.

(c)                                  Seller hereby consents to Purchaser conducting, during the Due Diligence Period and upon reasonable advance notice to Seller, at Purchaser’s sole risk and expense, on-site inspections and an Environmental Assessment of the Assets, provided that (x) Purchaser’s right to conduct due diligence on Assets operated by any Person other than Seller (the “Non-Op Properties”) shall be subject to obtaining such operator’s consent, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession), and (y) any such Environmental Assessment will be subject to the following:

(i)                                     Purchaser shall not conduct any sampling, boring, drilling or other invasive investigation activities upon the Assets (“Invasive Activities”) without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed and, with respect to any Non-Op Property, without the prior written consent of the third-party operator thereof, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).

(ii)                                  If any Environmental Assessment indicates that a Condition exists or is reasonably likely to exist on any Asset, Purchaser may request Seller’s consent to conduct Invasive Activities (“Inspection Request”).  The Inspection Request shall include the specific Asset that would be subject to the Invasive Activities, the reasons for requesting Invasive Activities and a description of the proposed Invasive Activities to be conducted by Purchaser.  Seller shall consent to or deny the Inspection Request within three Business Days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld, conditioned or delayed and that the failure of Seller to respond within such three Business Day period shall be deemed to constitute

Seller’s denial of consent to the Inspection Request and the proposed Invasive Activities; and provided, further, Purchaser’s right to conduct Invasive Activities on any Non-Op Property is also subject to the prior written consent of the third-party operator of such property, which Seller will use commercially reasonable efforts to obtain (but which efforts will not require Seller to pay any consent fee to the operator or agree to give such operator any other financial concession).

(d)                                 Seller shall have the right to have its Representatives present at any time that Purchaser or any of its Representatives are present on the Assets, and Purchaser will cooperate reasonably with Seller’s scheduling requests so Seller or its Representatives can be present.  In connection with any Environmental Assessment or Invasive Activities, Purchaser agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator.  If Purchaser or its agents prepares an Environmental Assessment or conducts Invasive Activities, Purchaser will furnish a copy of the assessment or report resulting therefrom to Seller.  The Parties shall execute a “common undertaking” letter regarding the confidentiality of Environmental Assessments and Invasive Activities.

(e)                                  During the Due Diligence Period, upon reasonable advance notice, Seller shall provide Purchaser with reasonable access to Seller’s employees (whom are familiar with the Assets) during normal business hours, and shall instruct such persons to cooperate in all reasonable respects with Purchaser in its Due Diligence Review.  Notwithstanding the foregoing, in the event that Seller is prohibited under an agreement currently binding on Seller to provide Purchaser access to an Asset or any Record, Seller’s obligation to provide Purchaser access with respect to such Asset or Record shall be deemed satisfied by Seller using commercially reasonable efforts to obtain permission for Purchaser or its Representatives to gain such access.

(f)                                   As a condition for granting Purchaser or any Representative thereof access to any Asset, Purchaser must present Seller with a customary insurance certificate confirming that it is adequately insured including the insurer’s waiver of subrogation of Purchaser’s or its Representatives’ rights and claims against Seller.

(g)                                  PURCHASER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND AND INDEMNIFY SELLER GROUP AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO PURCHASER HEREUNDER OR THE ACTIVITIES OF PURCHASER OR ITS REPRESENTATIVES (INCLUDING INVASIVE ACTIVITIES), EXCLUDING CLAIMS INVOLVING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP.  This waiver, release and indemnity by Purchaser shall survive termination of this Agreement.

(h)                                 EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND AS TO ANY INFORMATION OBTAINED BY PURCHASER PURSUANT TO THIS SECTION 6.1, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  PURCHASER

AGREES THAT ANY CONCLUSIONS DRAWN FROM THE RECORDS SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

Section 6.2                                    Operation of Business.

(a)                                 Except as otherwise consented to in writing by Purchaser or provided in this Agreement, from the Execution Date to the Closing Date, Seller: (i) will keep Purchaser informed of all material developments relating to the Assets; (ii) will conduct its business related to the Assets in a good and workmanlike manner and in compliance with all Leases and Contracts; (iii) shall pay or cause to be paid in the ordinary course of business its proportionate share of all costs and expenses incurred in connection with the Assets or operations thereon; and (iv) will notify Purchaser of capital expenditures anticipated to cost in excess of $100,000 per operation conducted on the Assets, other than those listed on Schedule 4.7.

(b)                                 Subject to Section 6.2(a) and except as otherwise provided in this Section 6.2(b), unless Seller obtains the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will use commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable Contracts not to: (i) abandon any part of the Assets; (ii) except for those operations set forth on Schedule 4.7, approve or otherwise commit to any operations on the Assets anticipated in any instance to cost more than $100,000 per activity (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided that Seller immediately notifies Purchaser of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein); (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the ordinary course of business); (iv) enter into any Material Contract in respect of an Asset, or materially amend or change the terms of any Contract or Lease; (v) unless required by Law or a Governmental Body, plug or abandon any of the Wells; (vi) voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of the operated Assets; (vii) waive, compromise or settle any claims, demands, complaints, causes of action, suits, actions, judgments, awards, recoveries, settlements, and appeals, which can reasonably be expected to materially affect the ownership, operation or value of the Assets after the Closing Date; or (viii) issue any note, bond, or other debt instrument secured by the Assets or agree to the imposition of any security interest or Lien on the Assets or allow any encumbrance which would impose a security interest or Lien on account of unpaid amounts upon any of the Assets that will not be repaid at the Closing.

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Mike Ross
Business Development Manager
Fax: (303) 260-5080
Email: MRoss@trianglepetroleum.com

Section 6.3                                    Consents to Assignment and Preferential Rights to Purchase.

(a)                                 Promptly after the Execution Date (but no later than three Business Days thereafter), Seller shall prepare and send (i) notices to the holders of any required consents to assignment requesting consents to, (A) if not already obtained, the transfer of the Assets from Liberty to Kodiak Williston pursuant to the Liberty PSA and (B) the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights with respect to the Conveyances, in each case, in compliance with the terms of such rights and requesting waivers of such rights.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing (provided that Seller shall not be obligated to make any payments or undertake obligations in connection with the obtaining of such consents and waiver of preferential rights); and shall provide Purchaser with copies of all notices sent pursuant to this Section 6.3(a) and, promptly after Sellers’ receipt thereof (but no later than three Business Days thereafter), any responses from the holders of such consents and preferential purchase rights (or similar rights), as applicable, to such notices.  Purchaser shall reasonably cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to ARTICLE 8 as to those Assets for which preferential purchase rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.4.  If, prior to the Closing Date, any Party discovers any required consents or preferential rights to purchase (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 6.3(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or preferential rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the required consents requesting consents to the Conveyances and notices to the holders of preferential rights to purchase in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 6.3 shall apply to the Assets subject to such consents or preferential rights to purchase, as applicable.

(b)                                 In no event shall there be included in the Conveyances any Asset for which a Specified Consent Requirement has not been satisfied with respect to the transactions described in Section 6.3(a)(i).  In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Lease, Well or Unit to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Specified Consent Requirement, (i) Seller shall continue after Closing to use commercially reasonable efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement (provided that Seller shall not be obligated to make any payments or undertake obligations in connection with satisfying such Specified Consent Requirements) and (ii) the Contract shall be held by Seller for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated.  In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets primarily related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.4 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 8.4(b), a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such affected Property and related Assets, adjusted in accordance with Section 3.4, to Seller.  If such consent requirement is not satisfied by the date of delivery of such final settlement statement, Seller shall have no further obligation hereunder to sell and convey such Property and related Assets and Purchaser shall have no further obligation hereunder to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

(c)                                  If any preferential right to purchase any Assets is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  Seller shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement.  Should a Third Party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets.  In the event that such Third Party exercises its preferential right to purchase following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  If, on the other hand, the applicable preferential purchase rights are waived or expire, a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.4, to Seller.  In the event that the applicable preferential purchase rights are not exercised, waived or expired by 90 days after the Closing, Seller shall have no further obligation hereunder to sell and convey the Assets subject to the such preferential purchase rights and Purchaser shall have no further obligation hereunder to purchase, accept and pay for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

Section 6.4                                    Defect Matters.

(a)                                 Defects.  Purchaser will have the right to assert Defects pursuant to this Section 6.4(a) for the purpose of (x) making an adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(vi) and (y) determining whether the closing condition in Section 7.2(e) has been satisfied.  Except as set forth in the preceding sentence and the special warranty of title provided in the Conveyance, and without prejudice to Purchaser’s rights under Section 10.2(b), Purchaser hereby acknowledges and agrees that Purchaser will have no other remedy for any Defect with respect to any of the Leases, Wells, Units and other Assets and Purchaser hereby releases and waives all other remedies and agrees not to assert or threaten to assert any claim with respect to any such waived remedies.

(i)                                     To assert a claim for a Defect for such purpose, Purchaser must deliver a claim notice to Seller (a “Defect Notice”) promptly after the discovery thereof, but in no event later than five Business Days prior to the Closing (such cut-off date, the “Claim Date”).  Each Defect Notice shall be in writing and include (a) a description of the alleged Defect that is reasonably sufficient for Seller to determine the basis of the alleged Defect, (b) the Asset adversely affected by the Defect (a “Defect Property”), (c) all documents upon that Purchaser relies for its assertion of a Defect, including supporting documents reasonably necessary for Seller to verify the existence of the alleged Defect, and (d) the amount by which Purchaser reasonably believes the value of each Defect Property is reduced by the alleged Defect (the “Defect Amount”) and the computations and information upon which Purchaser’s belief is based.  Seller shall have the opportunity to cure any Title Defects, to Purchaser’s reasonable satisfaction, on or before one Business Day prior to the Closing and any such cured Title Defects will no longer be considered Defects for purposes of this Agreement.  The Defect Amount shall be determined as provided in Section 6.4(a)(ii) and Section 6.4(a)(iii), as applicable, provided that, notwithstanding anything to the contrary in this Section 6.4, the aggregate Defect Amount, in the case of Section 6.4(a)(ii) only, attributable to all Title Defects upon any Defect Property shall not exceed the Allocated Value of such Defect Property.

(ii)                                  The Defect Amount for any Title Defect shall be based on the amount by which the Allocated Value of the Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions: (A) if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount; (B) if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Defect Property; and (C) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Defect Property of a type not described in subsections (A) or (B) above, the Defect Amount shall be determined by taking into account the following factors: (1) any discrepancy between (x) the Net Revenue Interest or Working Interest for any Defect Property and (y) the Net Revenue Interest or Working Interest stated in Exhibit A or Exhibit B, respectively; (2) the Allocated Value of the Defect Property; (3) the portion of the Defect Property affected by the Title Defect; (4) the legal effect of the Title Defect; (5) the values placed upon the Title Defect by Purchaser and Seller; (6) any discrepancy between (x) the Net Acre interest covered by a Lease and (y) the Net Acre interest covered by such Lease stated in Exhibit A; and (7) such other reasonable factors as are necessary to make a proper evaluation.

(iii)                               The Defect Amount for any Environmental Defect shall be based on the reasonable cost to remediate such Environmental Defect.  In no event shall the Defect Amount for any Environmental Defect for a particular Defect Property exceed the reasonable cost to remediate such Environmental Defect. The Defect Amount for any Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect, Defect Amount or Casualty Loss hereunder.

(b)                                 Title Benefits.  Seller will have the right to assert rights, circumstances or conditions that operate to (i) increase the Net Revenue Interest of Seller in any Lease, Well, or Unit above that shown in Exhibit A or Exhibit B, respectively, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A or Exhibit B respectively, (ii) decrease the Working Interest of Seller in any Lease, Well, or Unit below that shown in Exhibit A or Exhibit B, respectively, to the extent that such decrease in Seller’s Working Interest does not cause a decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A or Exhibit B, respectively, or (iii) increase the Net Acres of Seller covered by a Lease (other than due to an increase in Seller’s Working Interest that is not accompanied by a proportionate increase in Seller’s Net Revenue Interest) above that shown in Exhibit A (each, a “Title Benefit”).  Title Benefits may be asserted hereunder for the purposes of offsetting (x) any Defect Amounts used to determine the Title Defect Adjustment Amount pursuant to Section 6.4(d) and (y) Defect Amounts used to determine whether the closing condition in Section 7.2(e) has been satisfied.  To assert a Title Benefit, Seller must deliver a claim notice to Purchaser (a “Title Benefit Notice”) promptly after the discovery thereof, but in no event later than Claim Date.  Each Title Benefit Notice shall be in writing and include (a) a description of the alleged Title Benefit that is reasonably sufficient for Purchaser to determine the basis of the alleged Title Benefit, (b) the Asset affected by the Title Benefit (a “Title Benefit Property”), (c) all documents upon that Seller relies for its assertion of a Title Benefit, including supporting documents reasonably necessary for Purchaser to verify the existence of the Title Benefit, and (d) the amount by which Seller reasonably believes the value of each Title Benefit Property is increased by the Title Benefit (the “Title Benefit Amount”) and the computations and information upon which Seller’s calculation is based.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the same methodology, terms and conditions for determining the Defect Amount with respect to a Title Defect.

(c)                                  Remedies.  Subject to Seller’s right to dispute resolution under Section 6.4(f), in the event that any Defect is timely asserted by Purchaser in accordance with Section 6.4(a)(i), and is not waived by Purchaser or timely cured by Seller prior to Closing under Section 6.4(a)(i), Seller shall convey the Defect Property to Purchaser at Closing and the Defect Amount for such Defect Property shall be taken into account in the determination of the Defect Adjustment Amount pursuant to Section 6.4(d) and Section 6.4(e); provided, however, that in the event the Defect Amount asserted exceeds the Allocated Value for the relevant Defect Property, Seller may elect prior to Closing to exclude such Defect Property from the transaction and reduce the Unadjusted Purchase Price by the Allocated Value for such Defect Property pursuant to Section 3.4(b)(viii).

(d)                                 Title Defect Adjustment Amount.  If the aggregate Defect Amount of all Title Defects (disregarding any Defect whose Defect Amount is less than $100,000) exceeds the aggregate Title Benefit Amount of all Title Benefits (disregarding any Title Benefit whose Title Benefit Amount is less than $100,000), then the Unadjusted Purchase Price shall be reduced to the extent (and only to the extent) such excess exceeds $1,250,000 (such excess amount, if any, the “Title Defect Adjustment Amount”) pursuant to Section 3.4(b)(vi).  The Title Defect Adjustment Amount shall be recalculated as part of the final determination of the Adjusted Purchase Price under Section 8.4(b) to take into account the resolution of Disputed Defects and Disputed Title Benefits pursuant to Section 6.4(f).

(e)                                  Environmental Defect Adjustment Amount.  If the aggregate Defect Amount of all Environmental Defects (disregarding any Defect whose Defect Amount is less than $100,000) exceeds $1,250,000, then the Unadjusted Purchase Price shall be reduced to the extent (and only to the extent) such excess exceeds $1,250,000 (such excess amount, if any, the “Environmental Defect Adjustment Amount”, and together with the Title Defect Adjustment Amount, “Defect Adjustment Amount”) pursuant to Section 3.4(b)(vi).  The Environmental Defect Adjustment Amount shall be recalculated as part of the final determination of the Adjusted Purchase Price under Section 8.4(b) to take into account the resolution of Disputed Defects pursuant to Section 6.4(f).

(f)                                   Defect Dispute Resolution.

(i)                                     The Parties agree to resolve disputes concerning the following matters pursuant to this Section 6.4(f):  (A) the existence and scope of a Defect, Title Benefit or Defect Adjustment Amount; (B) the Defect Amount for a Defect Property or the Title Benefit Amount for a Title Benefit Property; and (C) the adequacy of Seller’s Title Defect curative efforts as to whether a Title Defect continues to exist or Purchaser’s reasonable satisfaction of such efforts (the “Defect Disputed Matters”).

(ii)                                  The Parties agree to attempt to initially resolve all Defect Disputed Matters through negotiations between the Parties.  If the Parties cannot resolve a Defect or Title Benefit dispute on or before Closing (each, a “Disputed Defect” and a “Disputed Title Benefit,” respectively), solely for purposes of determining the Closing Payment (and subject to the final calculation of the Defect Adjustment Amount as part of the final determination of the Adjusted Purchase Price under Section 8.4(b)), the Defect Adjustment Amount shall be calculated as if Purchaser’s position on each Disputed Defect were correct and as if Seller’s position with respect to each Disputed Title Benefit were correct (the resulting amount, the “Closing Date Defect Adjustment”); and, following Closing, the Defect Disputed Matters will be finally determined by binding arbitration as described in Section 6.4(f)(iii).

(iii)                               The Defect Disputed Matters will be finally determined by binding arbitration pursuant to Section 12.2(b), provided, however, that the independent arbitrator appointed pursuant to Section 12.2(b) shall be (A) in the case of Disputed Defects that are Title Defects or Disputed Title Benefits, an oil and gas title attorney licensed in North Dakota with a minimum of ten years’ experience with title defects affecting the types of properties which are the subject of the Defect Disputed Matters and (B) in the case of Disputed Defects that are Environmental Defects, an environmental attorney qualified by education, knowledge and experience with environmental defects affecting the types of properties which are subject to the Disputed Defects and having a minimum of ten years’ experience with such types of defects and properties.  The arbitrator shall employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary.  Notwithstanding anything to the contrary set forth in Section 12.2(b) (x) on or before 45 days after Closing, Purchaser and Seller shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate, and (y) the arbitrator shall resolve the dispute through a final decision within 20 days after submission of the matters in dispute and the final decision shall be reflected in the final calculation of the Adjusted Purchase Price pursuant to Section 8.4(b).

Section 6.5                                    Casualty Loss.  If, prior to Closing, a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (a “Casualty Loss”), Purchaser shall not be obligated to purchase such Asset.  If Purchaser declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset will be deemed an Excluded Asset.  If Purchaser elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Purchaser, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss prior to Closing and, in such event, Seller shall be entitled to all insurance proceeds in connection therewith.  If Seller elects to cure such Casualty Loss, such election shall be at Seller’s sole cost and expense and Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Purchaser in its sole discretion.  If Seller elects to cure the Casualty Loss and cures such Casualty Loss prior to Closing, Purchaser shall purchase the affected Asset at Closing for the Allocated Value thereof.

Section 6.6                                    Liberty PSA Matters.  Seller shall communicate regularly with Purchaser with respect to any matters arising under or otherwise relating to the Liberty PSA or the Assets.  Except with Purchaser’s prior consent, Seller shall not (a) amend, restate, supplement or otherwise modify the Liberty PSA as to the Assets or in a manner that would be adverse to Purchaser in connection with the terms of Section 10.3 or (b) waive any rights and remedies available to Seller that relate to the Assets under the Liberty PSA or in a manner that would be adverse to Purchaser in connection with the terms of Section 10.3.

Section 6.7                                    Public Announcements; Confidentiality.

(a)                                 Subject to Section 6.7(b), neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”).  The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised.  In the case of the disclosures described under subsections (i) and (ii) of this Section 6.7(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)                                 The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for (i) disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), and (ii) any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”).  The Confidentiality Restrictions shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates.

Section 6.8                                    Replacement of Bonds, Letters of Credit and Guaranties.  The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Seller with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser.  Promptly following Closing, but, as to Assets operated by Seller, in no event later than the transfer of operatorship of such Assets, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 6.9                                    Operatorship.  Within three Business Days after Closing, Seller shall send notices to co-owners of those Assets that Seller currently operates indicating that Seller is resigning as operator, effective upon the Closing Date, and recommending that Purchaser be elected successor operator.

Section 6.10                             Suspense Accounts.  Prior to Closing, Seller will provide to Purchaser (a) information regarding all of Seller’s accounts holding moneys in suspense together with a written explanation (as contained in Seller’s files) of why such moneys are held in suspense or other information identifying the proper disposition of such moneys and (b) Seller’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller disburses proceeds of production.  Following Closing, Purchaser shall be solely responsible for the proper distribution of such moneys held in suspense to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Damages therefor.

Section 6.11                             Transition Services.  Between the Execution Date and the Closing Date, the Parties will negotiate a form of transition services agreement (“Transition Services Agreement”) to be executed at Closing by the Parties, establishing the terms under which Seller would provide certain transition accounting services in respect of the Assets for a limited period of time following the Closing.  If the Parties do not reach an agreement regarding such a Transition Services Agreement prior to Closing, the Closing shall nonetheless occur (subject to the satisfaction of the conditions for Closing set forth herein) and, thereafter, until October 30, 2013, Seller shall provide transition accounting services for the Assets to Purchaser on substantially the same terms and conditions (as if Seller was the service provider, and Purchaser the service recipient, thereunder) as set forth in the Liberty TSA.

Section 6.12                             Further Assurances.  After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. In addition, at the request of Purchaser, Seller agrees to assist Purchaser in collecting the Third Party Costs, which such assistance shall include providing supporting documentation to substantiate the Third Party Costs, identifying the proper Third Party responsible for payment of such Third Party Costs, the date, if any, when such Third Party Costs are due, an aging of such Third Party Costs and such other information as Purchaser may reasonably request.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1                                    Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Purchaser set forth in ARTICLE 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(d)                                 Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(e)                                  Defect Amounts.  The aggregate sum of all Defect Amounts that Purchaser has asserted, reasonably and in good faith, pursuant to Section 6.4(a) prior to the Claim Date, net of all Title Benefit Amounts asserted by Seller, reasonably and in good faith, pursuant to Section 6.4(b) prior to the Claim Date, shall not exceed 20% of the Unadjusted Purchase Price.

Section 7.2                                    Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Seller set forth in ARTICLE 4 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date);

(b)                                 Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect;

(d)                                 Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

(e)                                  Defect Amounts.  The aggregate sum of all Defect Amounts that Purchaser has asserted, reasonably and in good faith, pursuant to Section 6.4(a) prior to the Claim Date, net of all Title Benefit Amounts asserted by Seller, reasonably and in good faith, pursuant to Section 6.4(b) prior to the Claim Date, shall not exceed 20% of the Unadjusted Purchase Price.

ARTICLE 8
CLOSING

Section 8.1                                    Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall take place at, unless otherwise agreed by the Parties, the offices of Dorsey & Whitney LLP, at 1400 Wewatta St., Suite 400 Denver, CO, on August 28, 2013, or if all conditions in ARTICLE 7 to be satisfied prior to Closing have not yet been satisfied or waived, within five Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under ARTICLE 9.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 8.2                                    Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)                                 counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)                                 counterparts of mutually agreeable letters-in-lieu of transfer order covering the relevant Assets, duly executed by Seller;

(c)                                  a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(d)                                 an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(e)                                  where approvals are received by Seller pursuant to a filing or application in connection with Section 7.2(d), copies of those approvals; and

(f)                                   all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 8.3                                    Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)                                 a wire transfer of the Closing Payment to the account designated by Seller;

(b)                                 counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)                                  counterparts of mutually agreeable letters-in-lieu of transfer order covering the relevant Assets, duly executed by Purchaser;

(d)                                 a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(e)                                  where approvals are received by Purchaser pursuant to a filing or application under Section 7.1(d), copies of those approvals;

(f)                                   evidence of replacement bonds, guaranties and letters of credit pursuant to Section 6.8; and

(g)                                  all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 8.4                                    Closing Payment and Post-Closing Purchase Price Adjustments.

(a)                                 Not later than five Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.4.  Within two Business Days after its receipt of such statement, Purchaser shall submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith.  Seller and Purchaser shall use commercially reasonable efforts to attempt to resolve any differences regarding the preliminary settlement statement before the Closing; provided, to the extent such objections are not so resolved by mutual agreement of Seller and Purchaser prior to the Closing Date, the Closing shall proceed using the Closing Date Defect

Adjustment but otherwise using Seller’s calculation of the other components of the purchase price, adjusted to reflect agreed upon resolution of any disputed item.  All other adjustments to the Unadjusted Purchase Price not determined as of Closing shall be taken into account as provided in Section 8.4(b).  The estimate set forth in the final preliminary settlement statement shall constitute the U.S. Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)                                 Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the 90th day following the Closing Date.  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item included in such statement.  Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than the 60th day following Purchaser’s receipt thereof.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 195 days after the Closing Date.  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Denver, Colorado office of a mutually-agreed upon accounting firm for review and final determination by arbitration.  The accounting firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 8.4.  The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter.  The Parties shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm.  Within ten days after the earlier of (i) the expiration of Purchaser’s 60-day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (B) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.  Any post-closing payment pursuant to this Section 8.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)                                  Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)                                 All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 9
TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of the Parties; or (b) by either Party if Closing has not occurred on or before 75 days after the Execution Date.  However, no Party shall be entitled to terminate this Agreement under clause (b), immediately above, if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 9.2                                    Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.4, Section 6.1(f) (as to the indemnity provided therein), Section 6.7, this ARTICLE 9, ARTICLE 12 (other than Section 12.6 and Section 12.9) and Appendix A (as to those defined terms included in the other surviving provisions), which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve either Party, subject to Section 12.5, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

ARTICLE 10
INDEMNIFICATION

Section 10.1                             Allocation of Liability.  Upon Closing, Purchaser shall assume and pay, perform, fulfill and discharge all of the following claims, costs, expenses, liabilities and obligations accruing or relating to the (a) ownership, use or operation of the Assets after the Effective Time, including owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the Wells, and all liability for royalty and overriding royalty payments and Production Taxes (allocated in accordance with ARTICLE 11) made with respect to the Assets; and (b) the Environmental Liabilities (clauses (a) and (b), collectively, the “Assumed Liabilities”).  Notwithstanding the foregoing, the Assumed Liabilities shall not include any of the following: (i) the payment or improper payment by Seller of royalties accruing under the Leases after the closing of the Liberty PSA but prior to the Effective Time with respect to Assets for which Seller serves as the operator; (ii) any obligations, duties and liabilities that (A) do not primarily relate to or primarily arise out of, the Assets, (B) that are attributable to periods prior to or after the Effective Time that relate to Seller’s corporate overhead (including personnel) or (C) relate to any Property Expenses attributable to the period of time prior to the Effective Time; (iii) any obligations, duties and liabilities of Seller primarily relating to or arising from each of the Excluded Assets; and (iv) any income taxes of Seller or any of its Affiliates, which shall be retained by Seller (clauses (i) through (iv), collectively, the “Seller Retained Liabilities”).

Section 10.2                             Indemnification.  Subject to the other provisions of this ARTICLE 10:

(a)                                 From and after Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons: (i) caused by or arising out of or resulting from the Assumed Liabilities; (ii) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained herein; or (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in ARTICLE 5 or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(d).

(b)                                 From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons: (i) caused by or arising out of or resulting from the Seller Retained Liabilities; (ii) caused by or arising out of the Liberty Indemnified Matters (but only to the extent relating to the Assets); (iii) caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained herein; or (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in ARTICLE 4, or in the certificate delivered by Seller at Closing pursuant to Section 8.2(c).

(c)                                  Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder or for any Damages pursuant to Section 10.2(b)(iii) and (iv) until the total of all Damages with respect to such matters exceeds $750,000 (the “Deductible”), after which point the Purchaser Group shall be entitled to indemnification only in excess of the Deductible.  The aggregate liability of Seller for indemnification pursuant to Section 10.2(b)(iii) and (iv) with respect to Damages suffered by Purchaser Group shall not exceed $8,200,000 (the “Cap”).  Notwithstanding the foregoing, the Deductible and the Cap will not apply to Seller’s obligation to indemnify Purchaser for the Seller Retained Liabilities, or for indemnification relating to Seller’s breach of representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.5.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in ARTICLE 4, ARTICLE 5 and ARTICLE 6, and the affirmations of such representations and warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 8.2(c) and Section 8.3(d), as applicable, is set forth in this Section 10.2, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  Except for the remedies contained in this Section 10.2, and any other remedies available to the Parties at law or in equity for breaches of this Agreement other than ARTICLE 4, ARTICLE 5 and ARTICLE 6, upon Closing, each Party releases, remises, and forever discharges the other Party from any and all suits, legal or administrative proceedings, claims, demands, damages, Damages, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such

Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES. THE FOREGOING INDEMNITIES WILL APPLY AND BE EFFECTIVE EVEN IF THE DAMAGES COVERED THEREBY ARE CAUSED OR ARISE FROM, IN WHOLE OR IN PART, BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING, IN EACH CASE, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(e)                                  EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3                             Liberty Indemnified Matters.

(a)                                 Seller is entitled to certain indemnity protections from Liberty under Section 14.2 of the Liberty PSA, including indemnity protections in respect of certain retained liabilities of Liberty and breaches by Liberty of certain representations, warranties, covenants and agreements set forth in the Liberty PSA (together with the events giving rise thereto, collectively, the “Liberty Indemnified Matters”).  Seller has agreed to indemnify Purchaser under Section 10.2(b)(ii) for the Liberty Indemnified Matters (as such matters relate to the Assets), with it being the intent of the Parties that such indemnification be provided from Seller to Purchaser hereunder in the same manner as if Purchaser was entitled to such indemnity protections as a party (with respect to the Assets) to the Liberty PSA.

(b)                                 In the event that Purchaser asserts a Liberty PSA Indemnity Claim, Seller shall promptly exercise (if not already exercised) all rights and seek all remedies available under the Liberty PSA for the Liberty Indemnified Matter to which such Liberty PSA Indemnity Claim relates.  In cases in which the Liberty PSA Indemnity Claim asserted by Purchaser is a Liberty PSA Non-Deductible Claim, the Damages for which Purchaser will be entitled to indemnification hereunder for such Liberty PSA Non-Deductible Claim will be the same amounts or other remedies (in each case, if and as recovered from Liberty) for which Seller is entitled to indemnification under the Liberty PSA in respect of such claim.  Alternatively, in cases in which the Liberty PSA Indemnity Claim asserted by Purchaser is a Liberty PSA Deductible Claim, the Damages for which Purchaser is entitled to indemnification under Section 10.2(b)(ii) for such Liberty PSA Indemnity Claim will be determined as set forth below:

(i)                                     Prior to the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Deductible, Purchaser will not be entitled to indemnification under Section 10.2(b)(ii) for any Damages for the Liberty PSA Deductible Claim.

(ii)                                  Following the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Deductible, but prior to the time at which such Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Cap (such time period, the “Liberty Indemnity Period”), Purchaser will be entitled to indemnification under Section 10.2(b)(ii) for the Liberty PSA Deductible Claim in an amount equal to the Claiming Party Amount (if and as recovered from Liberty under the Liberty PSA) determined pursuant to Section 10.3(c)(i) (without prejudice to Purchaser’s rights to receive Non-Claiming Party Amounts pursuant to Section 10.3(c)(ii) that may be attributable to any such Liberty PSA Deductible Claim).

(iii)                               Following the time at which the aggregate Liberty PSA Deductible Claim Amounts exceed the Liberty PSA Cap, Purchaser will not be entitled to any further indemnification under Section 10.2(b)(ii) for any Damages for the Liberty PSA Deductible Claim.

(c)                                  It is acknowledged and understood that a Party’s recovery for a Liberty PSA Deductible Claim may be limited due to it bearing a disproportionate portion of the Liberty PSA Deductible for such indemnity claim (or previously asserted Liberty PSA Deductible Claims).  To avoid such disproportionate treatment, the Parties agree that, during the Liberty Indemnity Period, each time a Liberty PSA Deductible Claim is asserted, the Parties will be entitled to the amounts (if and when received by Liberty under the Liberty PSA, which, in the case of Purchaser, will be remitted by Seller) determined below in respect of such Liberty PSA Deductible Claim:

(i)                                     The Party making the Liberty PSA Deductible Claim will be entitled to an amount determined as follows (the “Claiming Party Amount”):

Claiming Party Amount =	A	x (B – $9,900,000)	– C
B

Where:

A	=	The sum of the Liberty PSA Deductible Claim Amounts (including with respect to the relevant Liberty PSA Deductible Claim) for such Party as of such time, subject to Section 10.3(c)(iii)
B	=	The lesser of (A) $49,500,000 and (B) the sum of the Liberty PSA Deductible Claim Amounts (including with respect to the relevant Liberty PSA Deductible Claim) for all Parties as of such time

C	=	The sum of any Claiming Party Amounts and Non-Claiming Party Amounts previously received by such Party

(ii)                                  The other Party will be entitled to an amount determined by subtracting the Claiming Party Amount from, subject to Section 10.3(c)(iii), the relevant Liberty PSA Deductible Claim Amount (the “Non-Claiming Party Amount”).

(iii)                               If a portion of any Liberty PSA Deductible Claim Amount is not recoverable due to it comprising a portion of the Liberty PSA Deductible, the Liberty PSA Deductible Claim Amount, for purposes of determining the Non-Claiming Party Amount under Section 10.3(c)(ii), will not include such non-recoverable amount.  Similarly, if a portion of any Liberty PSA Deductible Claim Amount is not recoverable due to it comprising a portion of the Liberty PSA Cap, the Liberty PSA Deductible Claim Amount, for purposes of determining (A) item “A” in the formula set forth in Section 10.3(c)(i) for the Claiming Party Amount and (B) the Non-Claiming Party Amount under Section 10.3(c)(ii) will not include, in each case, the non-recoverable amount.

Section 10.4                             Limitation on Actions.  The representations and warranties of the Parties in ARTICLE 4 and ARTICLE 5 and the covenants and agreements of the Parties in ARTICLE 6 and the corresponding representations and warranties given in the certificate delivered at Closing pursuant to Section 8.2(c) and Section 8.3(d) shall survive the Closing for a period of nine months, except that (i) the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.5 shall survive indefinitely, and (ii) the covenants and agreements, as applicable, in Section 6.7 and Section 6.12 shall survive indefinitely.  The remainder of this Agreement shall survive the Closing without time limit except (a) as may otherwise be expressly provided herein and (b) for the provisions of ARTICLE 11, which shall survive Closing until the applicable statute of limitations closes the taxable year to which the subject Taxes relate plus 90 days.  The representations, warranties, covenants and agreements of this Agreement shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.  The indemnities in Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(b)(iii) and Section 10.2(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Party on or before such termination date.  The indemnity in Section 10.2(a)(i), Section 10.2(b)(i) and Section 10.2(b)(ii) shall continue without time limit.

Section 10.5                             Procedure.  The indemnifications contained in Section 10.2 and Section 10.3 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable to the representation or warranty, if applicable, that is the subject of the Claim Notice and must state the amount of each payment asserted by the Indemnified Party to be owing, the basis for such claim with supporting documentation, and a list of each separate item of loss for which payment is so claimed.

(b)                                 Claims under Section 10.2.  Upon receipt of an effective Claim Notice, the Indemnifying Party must within 60 days:

(i)                                     contest the indemnification claim asserted in the Claim Notice, with such disputes to be resolved by written agreement of the Parties or final arbitration in accordance with Section 12.2(b);

(ii)                                  object to the sufficiency of information contained in the Claim Notice and request specified additional information reasonably necessary for it to assess such Claim Notice, which information the Indemnified Party will promptly provide; or

(iii)                               pay the amount of the indemnification claim or, if applicable, elect to assume the control of the Claim under Section 10.5(d).

(c)                                  Claims under Section 10.3.  Upon Seller’s receipt of an effective Claim Notice from Purchaser asserting a Liberty PSA Indemnity Claim, Seller shall diligently take all actions permitted and required under Section 14.3 of the Liberty PSA, and upon recovery from Liberty, shall remit payment to Purchaser in accordance with Section 10.3.  Seller will use its commercially reasonably efforts to avail Purchaser of the rights available to Seller (including, to the extent available under the Liberty PSA, seeking reimbursement for Third Party costs and attorneys’ fees and costs incurred in enforcing such rights) under the Liberty PSA with respect to the Liberty PSA Indemnity Claim, provided that (i) Purchaser will be obligated to pay all reasonable out-of-pocket Third Party costs incurred by Seller in carrying out such efforts and (ii) Seller shall not be responsible or liable for costs or fees (in each case) of Purchaser’s attorneys related to pursuing the Liberty PSA Indemnity Claim, except that Seller will bear the costs described in clauses (i) and (ii) immediately above if Seller is able to obtain reimbursement of such costs under the Liberty PSA.

(d)                                 Information, Expenses. Promptly after the Indemnified Party receives notice of a claim or legal action by a Third Party that may result in a loss for which indemnification may be sought from the Indemnifying Party under Section 10.2 (a “Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within sixty days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party (except as set forth in the proviso immediately below), and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, the Claim until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).

Section 10.6                             Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Purchaser or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets

Section 10.7                             Reductions in Damages.  The amount of any Damages for which an Indemnified Party is entitled to indemnity under this ARTICLE 10, shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its insurance captive or other Affiliate), and by the amount of any net Tax benefit actually realized by Purchaser as a result of the events giving rise to the Damages in question.

ARTICLE 11
TAX MATTERS

Section 11.1                             Tax Filings.  From the Effective Time through the Closing Date, Seller shall be responsible for filing with the Taxing authorities the applicable Tax Returns for ad valorem, property, severance, production and similar Taxes relating to the Assets which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 11.2, such payment shall be on behalf of Purchaser, and promptly following the Closing Date, Purchaser shall pay to Seller any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 3.4).  Purchaser shall be responsible for the filing with the appropriate taxing authorities the applicable Tax Returns for all ad valorem, property, severance, production and similar Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by applicable Tax Law to file a Tax Return with respect to such Taxes after the Closing Date which includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, following Seller’s request, Purchaser shall promptly pay to Seller all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 3.4), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes; and provided further, if Purchaser is responsible hereunder for the filing of any Tax Returns which include Taxes for which Seller is responsible pursuant to Section 2.4(f), Section 10.1 or any other provision of this Agreement, on Purchaser’s request, Seller shall promptly pay to Purchaser all such Taxes allocable to the period or portion thereof prior to the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 3.4), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  Seller shall be entitled to all Tax credits and Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time.

Section 11.2                             Current Tax Period Taxes.  Ad valorem, property, severance, production and similar Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding ad valorem, property, severance production or similar Taxes that are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between the Parties as of the Effective Time with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period on and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period.  As described in Section 2.4(f), ad valorem, property, severance, production and similar Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time.  In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this ARTICLE 11, the applicable Party shall make such reimbursement promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Section 11.3                             Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this ARTICLE 11, ARTICLE 10, Section 2.4 and Section 8.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.

Section 11.4                             Other Tax Matters.  Purchaser and Seller, the extent each is legally permitted, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the

Assets for a period of at least seven years following the Closing Date.  Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Purchase Price Allocation Schedule.  Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Assets.

ARTICLE 12
MISCELLANEOUS

Section 12.1                             Notice.  All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

Seller:

Kodiak Oil & Gas (USA) Inc.

Kodiak Williston, LLC

1625 Broadway, Suite 250

Denver, Colorado  80202

Telephone: (720) 475-5943

Fax:  (303) 592-8071

Attention:  Cathleen Osborn and James Henderson

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, Washington  98104-7043

Telephone: (206) 903-8814

Fax:  (206) 903-8820

Attention: Randal R. Jones and Wells Parker

Purchaser:

Triangle USA Petroleum Corporation

1200 17th Street, Suite 2600

Denver, CO 80202
Attn: Ashley Garber
Telephone: (303) 260-1682

Facsimile: (303) 260-5080

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business

Day if delivered after business hours, (ii) when received by the addressee via facsimile during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be.  The Parties may change the address, telephone number, facsimile number and individuals to which such communications to such Party are to be addressed by giving written notice to other Party in the manner provided in this Section 12.1.

Section 12.2                             Governing Law; Dispute Resolution.

(a)                                 Except as provided in this Section 12.2(a), this Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado, without regards to conflicts of law principles (except to the extent that the Laws of the State of North Dakota are applicable to issues relating to real property, royalty issues or oil and gas leases and interests therein).

(b)                                 All Disputes (other than a Party’s right to seek specific performance, which may be brought in any court of competent jurisdiction and as to which this Section 12.2(b) shall not apply) between the Parties related to this Agreement shall be resolved by arbitration, pursuant to the following procedures:

(i)                                     Each side to such arbitration shall each select a single, independent arbitrator within ten days after written demand for such arbitration by any Party.  The two arbitrators selected by the respective sides shall, in turn, select the third neutral and independent arbitrator.  For any Dispute concerning Section 3.2, Section 3.3, or ARTICLE 11 (with respect to the preparation of Tax Returns and the payment of Taxes), each of the three arbitrators shall be a tax accountant with a minimum of ten years’ experience with the types of Taxes in question.

(ii)                                  The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the arbitrator(s).  It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(iii)                               The arbitration proceeding shall be held in the City and County of Denver, Colorado, and a hearing shall be held no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within 30 days of the hearing.

(iv)                              At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(v)                                 Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made.

(vi)                              The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by Seller and 50% by Purchaser.

(vii)                           The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

(c)                                  Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 12.3                             Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.4                             No Third Party Beneficiaries.  Except as provided in Section 10.2 (to the Persons described therein), nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any claim, remedy or right of any kind under (or pursuant to) this Agreement.  Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or any of its related indemnified parties.

Section 12.5                             Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6                             Delivery of Records.  Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within ten days following Closing.

Section 12.7                             Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 12.8                             Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 12.9                             Financial Statements.  Seller acknowledges that Purchaser and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in documents filed by Purchaser and its Affiliates with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited.  Accordingly, from and after the Execution Date, Seller shall use commercially reasonable efforts to (a) promptly provide Purchaser with such information about the Assets as may be required to be included in the documents filed by Purchaser and its Affiliates with the SEC, (b) provide, and shall cause its Affiliates, officers and employees to provide, reasonable cooperation in connection with the preparation of such documents, including providing reasonable access to auditors, auditor work papers, employees, books and records, and any financial data reasonably requested by Purchaser in connection therewith, and (c) cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to Purchaser with respect to financial information relating to the transactions contemplated by this Agreement included as part of such documents.

Section 12.10                      Seller Liability.  Each of Kodiak USA and Kodiak Williston shall be jointly and severally liable and responsible, as applicable, for any and all claims, liabilities, and payment and other obligations of Seller arising under, and in connection with, this Agreement.

Section 12.11                      Incorporation.  The provisions of Sections 15.2, 15.4 through 15.7, 15.10 and 15.14 of the Liberty PSA shall apply mutatis mutandis to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

Kodiak Oil & Gas (USA) INC.

By:	/s/ James P. Henderson
Name: James P. Henderson
Title: Chief Financial Officer

Kodiak Williston, LLC

By:	/s/ James P. Henderson
Name: James P. Henderson
Title: Chief Financial Officer

PURCHASER:

Triangle USA Petroleum Corporation

By:	/s/ Jonathan Samuels
Name: Jonathan Samuels
Title: President

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN

PURCHASE AND SALE AGREEMENT BY AND AMONG

KODIAK OIL & GAS (USA) INC., KODIAK WILLISTON, LLC AND

TRIANGLE USA PETROLEUM CORPORATION

DEFINITIONS

“Adjusted Purchase Price” has the meaning set forth in Section 3.4.

“AFE” means an authority for expenditure.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Values” has the meaning set forth in Section 3.2.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Liabilities” has the meaning set forth in Section 10.1.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Cap” has the meaning set forth in Section 10.2(c).

“Casualty Loss” has the meaning set forth in Section 6.5.

“Claim” has the meaning set forth in Section 10.5(d).

“Claim Date” has the meaning set forth in Section 6.4(a)(i).

“Claiming Party Amount” has the meaning set forth in Section 10.3(c)(i).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Defect Adjustment” has the meaning set forth in Section 6.4(f)(ii).

“Closing Payment” has the meaning set forth in Section 8.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

Appendix A-1

“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

“Confidentiality Restrictions” has the meaning set forth in Section 6.7(b).

“Contracts” has the meaning set forth in Section 2.2.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Assignment, Bill of Sale and Conveyance attached hereto as Exhibit D.

“Current Tax Period” has the meaning set forth in Section 11.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Damages” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, (i) any special, consequential, punitive or exemplary damages and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Party after the Closing Date.

“Deductible” has the meaning set forth in Section 10.2(c).

“Defect” means a Title Defect or Environmental Defect.

“Defect Adjustment Amount” has the meaning set forth in Section 6.4(e).

“Defect Amount” has the meaning set forth in Section 6.4(a)(i).

“Defect Disputed Matters” has the meaning set forth in Section 6.4(f)(i).

“Defect Notice” has the meaning set forth in Section 6.4(a)(i).

“Defect Property” has the meaning set forth in Section 6.4(a)(i).

“Defensible Title” means such ownership of record to the Leases, the Wells and the Units that is deducible from the applicable county, state and federal records such that a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing

Appendix A-2

would be willing to accept the same, and that, subject to and except for the Permitted Encumbrances:

(i)                                     entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease, Well or Unit throughout the duration of the productive life of such Lease, Well or Unit, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (such share, a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit;

(ii)                                  obligates Seller to bear a share of the costs and expenses for the maintenance, development, operation and the production relating to any Lease, Well or Unit throughout the productive life of such Lease, Well or Unit (such share, a “Working Interest”) not greater than the Working Interest shown in Exhibit A or Exhibit B, respectively, for such Lease, Well or Unit without increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(iii)                               covers the Net Acres set forth in Exhibit A for each Lease; and

(iv)                              is free and clear of Liens.

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“Disputed Defect” has the meaning set forth in Section 6.4(f)(ii).

“Disputed Title Benefit” has the meaning set forth in Section 6.4(f)(ii).

“Due Diligence Period” has the meaning set forth in Section 6.1(a).

“Due Diligence Review” has the meaning set forth in Section 6.1(a).

“Effective Time” has the meaning set forth in Section 2.4(a).

“Environmental Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

“Environmental Defect Adjustment Amount” has the meaning set forth in Section 6.4(e).

“Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any

Appendix A-3

writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Body pertaining or relating to: (a) pollution or pollution control, including storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  As used herein, “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq., and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Environmental Liabilities” means all Damages (including any civil fines, penalties, costs of Remediation, any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons, including any Governmental Body, to the extent any of the foregoing directly or indirectly involves any Condition relating to the Assets, including Plugging and Abandonment Obligations, all Environmental Defects, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets, created or attributable to any period of time, whether before or after Seller acquired ownership of the Assets, including any period of time prior to or after the Effective Time.

“Excluded Assets” means: (i) (a) all corporate, financial, income, Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets, except in the case of Tax records relating to the Assets, which will not constitute “Excluded Assets” for purposes hereof) other than abstracts of title, title opinions and memoranda, and title curative documents that primarily relate to the Assets and (b) all books, records and files that relate primarily to the other Excluded Assets or this Agreement and the transactions contemplated hereby; (ii) (a) equipment, inventory, machinery, fixtures and other tangible personal property and improvements that are leased by Seller or located at or used in connection with any field office or yard of Seller other than those used solely in connection with the Assets, (b) any computers and related peripheral equipment that are not located on the Assets and (c) communications equipment that is not located on the Assets; (iii) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time in accordance with the principles of ARTICLE 11; (iv) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally; (v) all geophysical and other seismic and related technical data and information that is not transferrable without the payment

Appendix A-4

of a fee or other penalty (which Purchaser has not agreed prior to Closing to pay or otherwise reimburse Seller therefor); (vi) all cash, trade credits, account receivables (other than all unbilled costs for the joint interest billings and the accounts receivable for the joint interest billings on behalf of Third Party working interest owners in the Leases, Wells or Units operated by Seller), note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (vii) to the extent not related to any Assumed Liability, any refunds due Seller by a Third Party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time; (viii) to the extent not related to any Assumed Liability, any causes of action, claims, rights, indemnities or defenses with respect to the Assets relating to any period of time prior to the Effective Time; (ix) all rights and interests of Seller (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time; (x) any contracts and agreements relating to swaps, futures, hedges, and other similar derivative-based or hedging transactions; (xi) any part of the Assets excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement, including pursuant to the terms of Section 6.3, Section 6.4(c) and Section 6.5; (xii) the Retained Assets; and (xiii) the properties set forth on Schedule 4.6-2.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 3.3.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Hydrocarbons” has the meaning set forth in Section 2.2.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

Appendix A-5

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Inspection Request” has the meaning set forth in Section 6.1(c)(ii).

“Invasive Activities” has the meaning set forth in Section 6.1(c)(i).

“Kodiak USA” has the meaning set forth in the Preamble of this Agreement.

“Kodiak Williston” has the meaning set forth in the Preamble of this Agreement.

“Lands” has the meaning set forth in Section 2.2.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2.

“Liberty” has the meaning set forth in the Recitals to this Agreement.

“Liberty Indemnified Matters” has the meaning set forth in Section 10.3(a).

“Liberty Indemnity Period” has the meaning set forth in Section 10.3(b)(ii).

“Liberty PSA” has the meaning set forth in the Recitals to this Agreement.

“Liberty PSA Cap” means the liability cap of $49,500,000 under the Liberty PSA for certain indemnity claims asserted pursuant to Article 14 thereof.

“Liberty PSA Deductible” means the deductible of $9,900,000 under the Liberty PSA for certain indemnity claims asserted pursuant to Article 14 thereof.

“Liberty PSA Deductible Claim” means a Liberty PSA Indemnity Claim that is subject to the Liberty PSA Deductible under the Liberty PSA.

“Liberty PSA Deductible Claim Amount” means the amount to which, (i) in the case of Seller, Seller is entitled to indemnification under the Liberty PSA and (b) in the case of Purchaser, Purchaser is entitled to indemnification under Section 10.2(b)(ii), in each case, in respect of a Liberty PSA Indemnity Claim.

“Liberty PSA Indemnity Claim” means, (i) in the case of Seller, an indemnification claim for a Liberty Indemnified Matter in respect of the Retained Assets or the “Fundamental Representations,” as such term is defined in the Liberty PSA, and (ii) in the case of Purchaser, an indemnification claim asserted under Section 10.2(b) for a Liberty Indemnified Matter in respect of the Assets.

“Liberty PSA Non-Deductible Claim” means a Liberty PSA Indemnity Claim that is not subject to the Liberty PSA Deductible under the Liberty PSA.

Appendix A-6

“Liberty TSA” means that certain Transition Services Agreement between Liberty and Kodiak Williston, dated July 12, 2013 and entered into pursuant to the Liberty PSA.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction, or any option, equity, claim or right of or obligation to any other Person of whatever kind and character; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Material Contract” means (i) any agreement with any Affiliate of Seller, (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner, (iii) any agreement of or binding on Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Execution Date, other than non-consent penalties for nonparticipation in operations under operating agreements, conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets, (iv) any Tax partnership agreement of or binding upon Seller affecting any of the Assets, (v) any agreement that creates any area of mutual interest or similar provision with respect to the Assets, (vi) any agreement that requires expenditures in excess of $100,000 in the aggregate in any twelve month period beginning on or after the Execution Date, and (vii) any joint operating agreement or joint development agreement to which Seller is a party that relates to the Assets.

“Net Acres” means, as computed separately with respect to each Lease, (i) Seller’s Working Interest in the Lease multiplied by (ii) the number of gross acres covered by the Lease multiplied by (iii) the undivided interest in the oil and gas mineral fee estate in the land covered by the Lease.

“Net Casualty Loss” has the meaning set forth in Section 6.5.

“Net Revenue Interest” has the meaning set forth in the definition of “Defensible Title” in this Appendix A.

“Non-Claiming Party Amount” has the meaning set forth in Section 10.3(c)(ii).

“Non-Op Properties” has the meaning set forth in Section 6.1(c).

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

Appendix A-7

“Permitted Encumbrances” means:

(i)                                     lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(ii)                                  statutory liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(iii)                               Customary Post-Closing Consents;

(iv)                              rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(v)                                 easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto that (a) do not materially interfere with the operation of the affected Asset and (b) do not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(vi)                              the terms and conditions of the Contracts listed in Exhibit C or any compulsory pooling order of the North Dakota Industrial Commission; provided, however, that the effect of any such items do not cause the Net Revenue Interest to be less than, or the Working Interest to be more than, the amounts set forth in Exhibit A or Exhibit B, respectively, for the applicable Asset;

(vii)                           materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (a) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (b) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law or (c) if their validity is being contested in good faith by appropriate action;

(viii)                        any Liens burdening the Assets which will be released at or before Closing;

(ix)                              such Defects as Purchaser has waived, including any Defects waived by Purchaser pursuant to Section 6.4(a); and

(x)                                 any items set forth on Schedule 6.4.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

Appendix A-8

“Plugging and Abandonment Obligations” means any and all responsibility and liability (other than an obligation to Remediate a Condition that constitutes a violation of Environmental Laws) for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, re-plugging, and abandonment of all Wells; (ii) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets related to such abandoned Wells; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets related to such abandoned Wells; and (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, permits, orders, and contracts related to such abandoned Wells.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Pro Frac Lien” means any Lien arising from amounts owed to Pro Frac Heating & Trucking, LLC for certain services performed for Liberty prior to the Effective Time, as more particularly described in that certain demand letter dated April 25, 2013 from Neff Eiken & Neff, P.C. (on behalf of Pro Frac Heating & Trucking, LLC) to Liberty, a copy of which was provided by Seller to Purchaser prior to the Execution Date.

“Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, provided that Production Taxes shall not include income, franchise, margin Taxes, or transfer Taxes, but shall include any interest, penalties, additions to tax and fines assessed or due in respect of any Production Taxes, whether disputed or not.

“Properties” has the meaning set forth in Section 2.2.

“Property Expenses” means all (i) capital expenses and bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment, Production Taxes and operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions (other than any costs to cure a Title Defect); and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Assets), in each case, incurred in the ownership, development and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 3.3.

“Public Announcement Restrictions” has the meaning set forth in Section 6.7(a).

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

Appendix A-9

“Records” has the meaning set forth in Section 2.2.

“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Retained Assets” means the assets, properties, equipment, rights, interests and other items acquired by Seller under the Liberty PSA, except and excluding the Assets.

“SEC” has the meaning set forth in Section 12.9.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Retained Liabilities” has the meaning set forth in Section 10.1.

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in a Lease or other Property that, if not obtained, would materially affect the value or use of such Lease or other Property, including requirements providing that (i) if the applicable consent to assignment is not obtained the assignment is void, (ii) if the applicable consent to assignment is not obtained the Person holding the right to such consent may terminate the affected Lease or other instrument creating Seller’s rights in the affected Property or (iii) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Lease or other Property.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes, or any other tax of any kind whatsoever, or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement,

Appendix A-10

schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax, including any schedule or amendment thereto, and any including any statement thereof.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Costs” has the meaning set forth in Section 3.4(a)(vi).

“Title Benefit” has the meaning set forth in Section 6.4(b).

“Title Benefit Amount” has the meaning set forth in Section 6.4(b).

“Title Benefit Notice” has the meaning set forth in Section 6.4(b).

“Title Benefit Property” has the meaning set forth in Section 6.4(b).

“Title Defect” means any Lien, obligation (including contract obligation), defect, or other matter (including a discrepancy in Net Revenue Interest or Working Interest) that causes Seller not to have Defensible Title in and to the Leases, the Wells or the Units.  Notwithstanding the foregoing, the following shall not be considered “Title Defects:”

(i)                                     defects based solely on lack of information in connection with documents filed of record not contained in Seller’s files;

(ii)                                  defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(iii)                               defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(iv)                              defects asserting a change in Working Interest or Net Revenue Interest based on a change by a Third Party in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time;

(v)                                 defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(vi)                              Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

Appendix A-11

(vii)                           defects based on failure to record a Lease issued by the Bureau of Land Management or the North Dakota Board of University and School Lands, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located, unless Purchaser provides clear and convincing evidence that such defect has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(viii)                        defects that have been cured by applicable laws of limitations, prescription or otherwise; and

(ix)                              any items set forth on Schedule 6.4.

“Title Defect Adjustment Amount” has the meaning set forth in Section 6.4(d).

“Transition Services Agreement” has the meaning set forth in Section 6.11.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in Section 2.2.

“Wells” has the meaning set forth in Section 2.2.

“Working Interest” has the meaning set forth in the definition of “Defensible Title” in this Appendix A.

Appendix A-12

Exhibit A

FORM OF

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made and entered into as of [                    ], by and among Triangle Petroleum Corporation, a Delaware corporation (“Triangle”), [TIAA Oil and Gas Investments, LLC, a Delaware limited liability company, or an Affiliate of the Purchaser to whom the Shares are delivered at Closing pursuant to Section 2.06(a) of the Purchase Agreement] (the “Purchaser” and together with Triangle, the “Parties”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of August 6, 2013, between Triangle and the Purchaser (the “Purchase Agreement”), Triangle has agreed to issue and sell to the Purchaser 11,350,000 shares of Common Stock (the “Purchased Stock”) as described therein; and

WHEREAS, Triangle has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchaser pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

1.                                      Definitions.  Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” of any specified Person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Blackout Period” has the meaning set forth in Section 2(a).

“Board” means the board of directors of Triangle.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any day on which banking institutions in the State of Texas are authorized or required by law or governmental action to close.

“Capital Leases” means, for any Person, any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for

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as a capital lease on the balance sheet of such Person.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Stock” means common stock, par value $0.00001 per share, of Triangle.

“Consolidated Leverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of EBITDAX of Triangle for the most recently completed fiscal quarter ending prior to the date of determination for which financial statements are in existence multiplied by four to (y) Pro Forma Indebtedness.

“Convertible Note” means the NGP Convertible Note.

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Dispose” (including the correlative terms “Disposed” and “Disposition”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of Law, whether effected directly or indirectly.

“EBITDAX” means for Triangle, on a consolidated basis for any period, the sum of (a) Net Income for such period (which if such amount constitutes net loss, shall be reflected as a negative number), plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation, amortization, depletion and exploration expenses for such period, plus (iv) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP (including any “ceiling test” impairments as a result of the use of the full cost method of accounting) and including non-cash charges resulting from the requirements of ASC 410, 718 and 815), minus (c) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDAX shall be subject to pro forma adjustments for permitted acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, reasonably acceptable to the Purchaser. Notwithstanding the foregoing, EBITDAX shall be appropriately adjusted to exclude all amounts of revenues and expenses attributable to any minority investments in Subsidiaries.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a).

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“Equity Securities” means, with respect to a Person, any shares, interests, participation or other equivalents (however designated) of corporate stock (including any options, warrants or other rights to acquire corporate stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Securities” shall have the meaning specified in Section 8(d).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable calculation being made.

“Hedging Arrangements” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price).

“Holder” means (i) the Purchaser unless and until the Purchaser ceases to hold any Registrable Securities and (ii) any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 11(e) hereof; provided that any Person referenced in clause (ii) shall be a Holder only if such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement.

“Holder Indemnified Persons” has the meaning set forth in Section 5(a).

“Income Tax Expense” means for Triangle and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

“Incur” means issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise.

“Indebtedness” means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers acceptances if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any assets of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person; provided, however, that Indebtedness shall not include (i) any intercompany Indebtedness or (ii) any trade payables.

“Independent Director” means a person meeting the independence requirements under any rule or regulation of the Commission or NYSE MKT (or any other principal stock exchange or market upon which the Common Stock may trade) or under applicable Law, exclusive of any independence requirements applicable solely to members of any committee of the Board.

“Initiating Holder” has the meaning set forth in Section 2(a).

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“Interest Expense” means, for any period and with respect to any Person, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any indebtedness (including any Indebtedness outstanding under the Convertible Note) for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to secured obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

“Losses” has the meaning set forth in Section 5(a).

“Offered Securities” has the meaning set forth in Section 8(a).

“Net Income” means, for any period and with respect to any Person, the net income (or net loss) for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“NGP Holders” means any Holder of Registrable Securities under (and as such terms are defined in) the Amended and Restated Registration Rights Agreement, dated as of March 8, 2013, by and between Triangle and NGP Triangle Holdings, LLC.

“Notes” has the meaning given such term in the Convertible Note.

“Parties” has the meaning set forth in the preamble.

“Person” means an individual or group, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Notice” has the meaning set forth in Section 2(b).

“Piggyback Registration” has the meaning set forth in Section 2(b).

“Piggyback Request” has the meaning set forth in Section 2(b).

“Portfolio Company” means any portfolio company in which the Purchaser or any of its investment fund Affiliates have made a debt or equity investment.

“Preemptive Offer Acceptance Notice” has the meaning set forth in Section 8(b).

“Preemptive Offer Notice” has the meaning set forth in Section 8(a).

“Preemptive Offer Period” has the meaning set forth in Section 8(b).

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“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or, to the knowledge of Triangle, to be threatened.

“Pro Forma Indebtedness” means as of any date of determination, the amount of Indebtedness of Triangle and its Subsidiaries as of the date of determination (excluding the Indebtedness associated with the Convertible Note) after giving pro forma effect to the Incurrence of any proposed new Indebtedness.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Purchased Stock” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the preamble.

“Reference Property” has the meaning set forth in the Convertible Note.

“Refused Securities” has the meaning set forth in Section 8(c).

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include:  (i) any Shares that have been registered under the Securities Act and disposed of pursuant to an effective registration statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (ii) any Shares that may be sold or transferred by the Holder thereof under Rule 144 under the Securities Act without any limitation on the volume, timing, recipients or intended method or methods of distribution, including through the use of an underwriter; and (iii) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Resignation Event” means that the Designated Director, as determined by the Board in good faith following compliance with the procedures set forth below in this definition,

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(A) is prohibited or disqualified from serving as an Independent Director of Triangle; (B) has engaged in acts or omissions constituting a breach of the Designated Director’s duty of loyalty to Triangle or its stockholders; (C) has engaged or more likely than not, as determined by a majority of the independent directors of the Board (other than the Designated Director), engaged in acts or omissions which involve moral turpitude, fraud, intentional misconduct or an intentional violation of Law, (D) has engaged in any transaction involving Triangle from which the Designated Director derived an improper personal benefit, or (E) has violated the attendance or other material Triangle policies applicable to all Board members. Prior to making a determination that any Resignation Event described in clauses (A) through (E) above has occurred, the Board shall provide the Designated Director with proper notice of a meeting of the Board in accordance with the Triangle Bylaws at which the removal of such Designated Director will be considered. At such duly called and held Board meeting, the Board shall provide the Designated Director with a reasonable opportunity to be heard and to present information relevant to the Board’s proposed determination. The Board may make a determination that a Resignation Event has occurred only following its consideration in good faith of such information presented by the Designated Director.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Shares” means the Purchased Stock and any other equity interests of Triangle or equity interests in any successor of Triangle issued in respect of such Purchased Stock by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of Triangle.

“Suspension Notice” has the meaning set forth in Section 10(b).

“Suspension Period” has the meaning set forth in Section 10(b).

“Termination Event” means the Purchaser and its Affiliates to which it has transferred the Purchased Stock ceasing to own at least equal to the lesser of: (i) fifty percent (50%) of the shares of the Purchased Stock and (ii) ten percent (10%) of the shares of Common

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Stock outstanding as of the date of determination.  Any shares of Common Stock acquired by the Purchaser (and its Affiliates to which it has transferred the Purchased Stock in accordance with the terms hereof) other than pursuant to the Purchase Agreement shall not count towards the ownership requirements set forth in clause (i) above and any shares of Common Stock acquired by the Purchaser (and its Affiliates to which it has transferred the Purchased Stock in accordance with the terms hereof) other than pursuant to the Purchase Agreement or pursuant to Section 8 shall not count towards the ownership requirements set forth in clause (ii) above.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Triangle” has the meaning set forth in the preamble.

“Triangle Bylaws” means the Bylaws of Triangle, as amended.

“Triangle Indemnified Persons” has the meaning set forth in Section 5(b).

“Triangle Securities” means any equity interest of any class or series in Triangle.

“Underwritten Offering” has the meaning set forth in Section 3(k).

“Underwritten Offering Notice” has the meaning set forth in Section 3(k).

“VWAP”  means, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market with respect to the Registrable Securities for the five (5) trading days immediately preceding, but excluding, such date.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections and Annexes refer to Sections of and Annexes to this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

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2.                                      Registration.

(a)                                 Demand Registration.

(i)                                     Any Holder that holds any Registrable Securities shall have the option and right, exercisable by delivering a written notice to Triangle (a “Demand Notice,” and the Holder that delivers such a Demand Notice, the “Initiating Holder”), to require Triangle to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice, which may include sales on a delayed or continuous basis pursuant to Rule 415 (a “Demand Registration”).  The Demand Notice must set forth the number of Registrable Securities that the Initiating Holder intends to include in such Demand Registration.  Notwithstanding anything to the contrary herein, in no event shall Triangle be required to effectuate a Demand Registration for Registrable Securities having an aggregate value of less than $30 million based on the VWAP of such Registrable Securities as of the date of the Demand Notice.

(ii)                                  Within five Business Days of the receipt of the Demand Notice, Triangle shall give written notice of such Demand Notice to all Holders and, as soon as reasonably practicable thereafter, shall, subject to the limitations of this Section 2(a), file a Registration Statement covering all of the Registrable Securities that the Holders shall in writing request (such request to be given to Triangle within three days of receipt of such notice of the Demand Notice given by Triangle pursuant to this Section 2(a)(ii)) to be included in such Demand Registration as promptly as practicable as directed by the Initiating Holder in accordance with the terms and conditions of the Demand Notice and use all commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act and remain effective under the Securities Act until all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”).

(iii)                               Subject to the other limitations contained in this Agreement, Triangle is not obligated hereunder to effect (A) more than one Demand Registration in any 12 month period, (B) more than a total of three Demand Registrations pursuant to this Agreement and (C) a subsequent Demand Registration pursuant to a Demand Notice if a Registration Statement covering all of the Registrable Securities held by the Holders providing such Demand Notice shall have become effective under the Securities Act and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice.

(iv)                              Notwithstanding any other provision of this Section 2(a), Triangle shall not be required to effect a registration or file a Registration Statement (or any amendment thereto) for a period of up to 60 days, if (A) the Board determines that a postponement is in the best interest of Triangle and its stockholders generally due to a pending transaction involving Triangle, (B) the Board determines such registration would render Triangle unable to comply with applicable securities laws or (C) the Board determines such registration would require disclosure of material information that

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Triangle has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that (i) in no event shall any Blackout Period together with any Suspension Period collectively exceed an aggregate of 120 days in any 12 month period, (ii) during any Blackout Period contemplated by Section 2(a)(iv)(B) or any Suspension Period, Triangle shall not engage in any transaction involving the offer, issuance, sale, or purchase of Triangle Securities (whether for the benefit of Triangle or a third Person), except transactions involving the issuance or purchase of Triangle Securities as contemplated by Triangle employee benefit plans or employee or director arrangements or in connection with the conversion or exercise of outstanding securities, including the Convertible Note, and (iii) during any Blackout Period contemplated by Section 2(a)(iv)(B) or (C) or any Suspension Period, Triangle shall not file a registration statement (or any amendment or supplement thereto) for any other holder of registration rights.

(v)                                 Triangle may include in any such Demand Registration other Triangle Securities for sale for its own account or for the account of any other Person; provided that if the managing underwriter, if any, for the Underwritten Offering determines that the type or number of Triangle Securities proposed to be offered in such offering would likely have an adverse effect in any material respect on the price, timing or distribution of the Registrable Securities proposed to be included in such offering, the Registrable Securities to be sold by the Holders shall be included in such registration before any Triangle Securities proposed to be sold for the account of Triangle or any other Person other than the NGP Holders.

(vi)                              Subject to the limitations contained in this Agreement, Triangle shall effect any Demand Registration on Form S-3 (except if Triangle is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Demand Registration shall be effected on another appropriate form for such purpose pursuant to the Securities Act) and if Triangle becomes, and is at the time of its receipt of a Demand Notice, a WKSI, the Demand Registration for any offering and selling of Registrable Securities shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to Triangle); provided, however, that if at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to Triangle that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, Triangle will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(vii)                           Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(a), Triangle shall, (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities laws of such states as the Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, Triangle would become subject to general service of process or to taxation or qualification to do business in such

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jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Holders to enable the Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(ix)                              In the event a Holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, Triangle shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement; provided that in no event shall Triangle be required to file a post-effective amendment to the Registration Statement unless (A) such Registration Statement includes only Registrable Securities held by the Holder, Affiliates of the Holder or transferees of the Holder or (B) Triangle has received written consent therefor from whom Registrable Securities have been registered on (but not yet sold under) such Registration Statement, other than the Holder, Affiliates of the Holder or transferees of the Holder.

(x)                                 The rights of the Holders under this Section 2(a) shall terminate at such time that both (A) the number of Registrable Securities is less than 3% of the number of outstanding shares of Common Stock, and (B) such Registrable Securities may be sold or transferred by the Holder thereof under Rule 144 under the Securities Act without any limitation on the volume or timing.

(b)                                 Piggyback Registration.

(i)                                     If Triangle shall at any time propose to conduct, other than pursuant to any Demand Registration, a public offering of Common Stock for cash (whether in connection with a public offering of Common Stock by Triangle, a public offering of Common Stock by stockholders, or both, but excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales), Triangle shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least five Business Days before) the commencement of the offering (the “Piggyback Notice”).  The Piggyback Notice shall offer the Holders the opportunity to include for registration in such Registration Statement the number of Registrable Securities as they may request (a “Piggyback Registration”).  Triangle shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which Triangle has received a written request from a Holder within three Business Days after delivery of the Piggyback Notice to such Holder (“Piggyback Request”) for inclusion therein.  If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by Triangle, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by

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Triangle with respect to offerings of Common Stock, all upon the terms and conditions set forth herein.

(ii)                                  If the Registration Statement under which Triangle gives notice under this Section 2(b) is for an underwritten offering, Triangle shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2(b) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Triangle.  If the managing underwriter or managing underwriters of such offering advise Triangle and the Holders in writing that in their reasonable opinion that the inclusion of all of the Holders’ Registrable Securities in the subject Registration Statement (or any other Common Stock proposed to be included in such offering) would likely have an adverse effect in any material respect on the price, timing or distribution of Common Stock proposed to be included in such offering, Triangle shall include in such offering only that number of shares of Common Stock proposed to be included in such offering that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such effect, with such number to be allocated as follows:

(A)       if such registration statement is filed other than pursuant to a demand registration initiated by the NGP Holders, (i) first, to Triangle, (ii) if there remains availability for additional shares of Common Stock to be included in such registration, second pro rata among the NGP Holders and all Holders desiring to register Registrable Securities based on the number of Registrable Securities held by all such Holders and the number of registrable securities held by the NGP Holders, and (iii) if there remains availability for additional shares of Common Stock to be included in such registration, third pro-rata among all other holders of Common Stock who may be seeking to register such Common Stock based on the number of shares of Common Stock such holder is entitled to include in such registration.

(B)       if such registration statement is filed pursuant to a demand registration initiated by the NGP Holders, (i) first, to the NGP Holders, (ii) if there remains availability for additional shares of Common Stock to be included in such registration, second pro rata to the Holders desiring to register Registrable Securities based on the number of Registrable Securities held by all such Holders, and (iii) if there remains availability for additional shares of Common Stock to be included in such registration, third pro-rata among all other holders of Common Stock who may be seeking to register such Common Stock based on the number of shares of Common Stock such holder is entitled to include in such registration.

If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Triangle and the managing underwriter(s) delivered on or prior to the time of the commencement of such offering.  Any Registrable

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Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii)                               Triangle shall have the right to terminate or withdraw any registration initiated by it under this Section 2(b) at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Registration Statement.  The registration expenses of such withdrawn registration shall be borne by Triangle in accordance with Section 4 hereof.

(iv)                              The rights of the Holders under this Section 2(b) shall terminate if the number of Registrable Securities is less than 5% of the number of outstanding shares of Common Stock.

3.                                      Registration Procedures.

The procedures to be followed by Triangle and each Holder electing to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of Triangle and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a)                                 in connection with a Demand Registration, Triangle will at least two Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), (i) furnish to such Holders copies of all such documents prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(b)                                 in connection with a Piggyback Registration, Triangle will at least two days prior to the anticipated filing of the initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), (i) furnish to such Holders copies of all Registration Statements that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto) prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(c)                                  Triangle will use commercially reasonable efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this

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Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling Holders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning Triangle.

(d)                                 Triangle will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(e)                                  Triangle will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i)(A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; (B) when the Commission notifies Triangle whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case Triangle shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling Holders); and (C) with respect to each such Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by Triangle of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by Triangle shall be required pursuant to this clause (v) in the event that Triangle either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

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(f)                                   Triangle will use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(g)                                  During the Effectiveness Period, Triangle will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that Triangle will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(h)                                 Triangle will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by Triangle for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period.  Subject to the terms of this Agreement, Triangle consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(i)                                     Triangle will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing.  In connection therewith, if required by Triangle’s transfer agent, Triangle will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(j)                                    Upon the occurrence of any event contemplated by Section 3(e)(v), subject to Section 2(a)(iv) and this Section 3(j), as promptly as reasonably practicable, Triangle will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(k)                                 Such Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) in the case of a Demand Registration, (A) the Initiating Holder provides written notice to Triangle of its intention to distribute Registrable Securities by means of an underwritten offering, which for the avoidance of doubt may be made at a date later than the original Demand Notice (the “Underwritten Offering Notice” and such underwritten offering being referred to herein as an “Underwritten Offering”) and (B) Holders (including the Initiating Holder) having an aggregate value of at least $30 million based on the VWAP of such Registrable Securities as of the date of such Underwritten Offering Notice desire to participate in such Underwritten Offering and, in the case of a Piggyback Registration, the electing Holders must include their Registrable Securities in an underwritten offering if the Piggyback Notice so requires, (ii) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (iii) the managing underwriter or managing underwriters thereof shall be designated by the Initiating Holder in the case of a Demand Registration (provided, however, that such designated managing underwriter or managing underwriters shall be reasonably acceptable to Triangle), by Triangle in the case of a registration initiated by Triangle or by such other holder in the case of a registration initiated by another holder, (iv) each Holder participating in such underwritten offering agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the managing underwriter or managing underwriters hereunder and (v) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.  Triangle hereby agrees with each Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters.  Notwithstanding the foregoing, Triangle is not obligated to effect more than (A) one Underwritten Offering in any 12 month period and (B) a total of three Underwritten Offering pursuant to this Agreement.   If, in the case of an Underwritten Offering, the managing underwriter advises Triangle that the inclusion of all of the Holders’ Registrable Securities in the subject Underwritten Offering would likely have an adverse effect in any material respect on the price, timing or distribution of Registrable Securities proposed to be included in such Underwritten Offering, then Triangle shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Common Stock that may be included in the Underwritten Offering shall be allocated:

(A)           in the case of a demand registration initiated by the NGP Holders, (i) first to the NGP Holders and (ii) second to the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders.

(B)           in the case of a Demand Registration, (i) first to the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders) and (ii) second to the NGP Holders.

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Any Registrable Securities excluded or withdrawn from such Underwritten Offering shall be withdrawn from the Underwritten Offering.  In the event that the managing underwriter limits the number of Registrable Securities to be included in the Underwritten Offering pursuant to this Section 3(k) such that at least one-third of the aggregate Registrable Securities set forth in such Holders’ written requests pursuant to this Section 3(k) are included in the Underwritten Offering, such Underwritten Offering shall not be considered to be an Underwritten Offering for purposes of the limitations set forth in this Section 3(k).

(l)                                     In the event such Holders seek to complete an Underwritten Offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, Triangle will make available upon reasonable notice at Triangle’s principal place of business or such other reasonable place for inspection during normal business hours by the managing underwriter or managing underwriters selected in accordance with Section 3(k) such financial and other information and books and records of Triangle, and cause the officers, employees, counsel and independent certified public accountants of Triangle to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(m)                             In connection with any Demand Registration, Triangle will use commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(n)                                 Triangle may require the Holder to furnish to Triangle any other information regarding the Holder and the distribution of such securities as Triangle reasonably determines is required to be included in any Registration Statement.

4.                                      Registration Expenses.  All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration or Piggyback Registration (in each case, excluding any Selling Expenses) shall be borne by Triangle, whether or not any Registrable Securities are sold pursuant to a Registration Statement.  “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Triangle Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for Triangle, (v) Securities Act liability insurance, if Triangle so desires such insurance, (vi) fees and expenses of all other Persons retained by Triangle in connection with the consummation of the transactions contemplated by this Agreement and (vii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.”  In addition, Triangle shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or

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accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

5.                                      Indemnification.

(a)                                 Triangle shall indemnify and hold harmless each Holder, its Affiliates and each of their respective officers and directors and any Person who controls any such Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if Triangle authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by Triangle) or in any amendment or supplement thereto (if used during the period Triangle is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided, however, that Triangle shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Triangle by or on behalf of such Holder Indemnified Person or any underwriter specifically for use in the preparation thereof.  Triangle shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which Triangle is aware in connection with the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

(b)                                 In connection with any Registration Statement in which a Holder participates, such Holder shall indemnify and hold harmless Triangle, its Affiliates and each of their respective officers, directors and any Person who controls Triangle (within the meaning of the Securities Act) and any agent thereof (collectively, the “Triangle Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period Triangle is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they

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were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to Triangle by such Holder for use therein.

(c)                                  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim.  Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

6.                                      Facilitation of Sales Pursuant to Rule 144.  To the extent it shall be required to do so under the Exchange Act, Triangle shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.  Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, Triangle shall deliver to such Holder a written statement as to whether it has complied with such requirements.

7.                                      [Intentionally Omitted]

8.                                      Preemptive Rights.

(a)                                 Except in the case of Excluded Securities, Triangle shall not issue, exchange or otherwise Dispose, agree to issue, exchange or otherwise Dispose, or reserve or set aside for the same, any Equity Securities of Triangle or any securities convertible into or exchangeable for Equity Securities of Triangle (the “Offered Securities”), unless in each case Triangle shall have first given written notice to Purchaser (the “Preemptive Offer Notice”) at least 10 Business Days prior to entering into a definitive agreement for such sale stating that Triangle proposes to sell such Offered Securities, the number or amount of the Offered Securities proposed to be sold, the proposed purchase price or price range therefor and any other terms and conditions of such offer.

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(b)                                 On or before the seventh Business Day following the date of the Preemptive Offer Notice (the “Preemptive Offer Period”), the Purchaser shall have the option to subscribe for up to its pro rata share of such Offered Securities (based on its percentage ownership of Common Stock calculated on a fully-diluted basis using the treasury stock method and assuming full conversion of any outstanding convertible notes of the Company) by delivering written notice to Triangle (a “Preemptive Offer Acceptance Notice”).  Notwithstanding the preceding sentence, the number of Offered Securities that the Purchaser is entitled to purchase shall not exceed an amount that would require Stockholder Approval under, or would result in a violation of, the rules and regulations of NYSE MKT or any other principal stock exchange or market upon which the Offered Securities trade; provided, however, that if the Purchaser cannot purchase at least 75% of the number of Offered Securities as to which a Preemptive Offer Acceptance Notice has been given by the Purchaser as a result of the limitations set forth in this sentence, then Triangle shall not issue, exchange or otherwise Dispose, agree to issue, exchange or otherwise Dispose, or reserve or set aside for the same all or any part of the Offered Securities without the prior written consent of the Purchaser.  Each Preemptive Offer Acceptance Notice shall specify:  (i) the amount of Offered Securities the Purchaser desires to subscribe for and (ii) the prices at which the Purchaser is willing to purchase such amounts of the Offered Securities at each such price.

(c)                                  Triangle shall have 30 days from the expiration of the Preemptive Offer Period to enter into a definitive agreement to issue and sell all or any part of such Offered Securities as to which a Preemptive Offer Acceptance Notice has not been given by the Purchaser (the “Refused Securities”) to any other Persons, but only upon terms and conditions in all material respects, including price, which are no more favorable, individually or in the aggregate, to such other Persons or less favorable, individually or in the aggregate, to Triangle than those set forth in the Preemptive Offer Notice. Upon the closing, which shall occur at a reasonable time and place within 60 days from the expiration of the Preemptive Offer Period (which such period shall be extended for up to 180 days with respect to any Person seeking to purchase Offered Securities, including the Purchaser, for such time as is necessary to allow such Person to request any approvals required under the HSR Act) and shall include full payment to Triangle of the proceeds from the sale to such other Persons of all the Refused Securities, the Purchaser shall purchase from Triangle, and Triangle shall sell to the Purchaser, the Offered Securities with respect to which a Preemptive Offer Acceptance Notice was delivered by the Purchaser, at the terms specified in the Preemptive Offer Notice. In each case, any Offered Securities not purchased by the Purchaser or any other Persons in accordance with this Section 8(c) within 60 days (or such longer period if the time period within which to close is extended as provided in the immediately preceding sentence) after the expiration of the Preemptive Offer Period may not be sold or otherwise Disposed of until they are again offered to the Purchaser under the procedures specified in this Section 8(c).

(d)                                 The rights of the Purchaser under this Section 8 shall terminate upon the occurrence of a Termination Event and shall not apply to the following securities (the “Excluded Securities”):

(i)                                     the issuance of any Equity Securities, or securities convertible into or exchangeable for Equity Securities, of Triangle pursuant to any employee benefits or other compensation plan approved by the Board and the Stockholders;

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(ii)                                  Equity Securities, or securities convertible into or exchangeable for Equity Securities, of Triangle issued otherwise than for cash pursuant to, a merger, consolidation, acquisition, disposition or similar business combination approved by the Board;

(iii)                               Equity Securities, or securities convertible into or exchangeable for Equity Securities, of Triangle issued upon any stock dividend, stock split or other pro-rata distribution, subdivision or combination of securities or other recapitalization of Triangle;

(iv)                              Equity Securities issued upon conversion of the Convertible Note and other convertible notes issued concurrently herewith; and

(v)                                 Equity Securities, or securities convertible into or exchangeable for Equity Securities, of Triangle issued pursuant to the terms of a “poison pill” or other stockholder rights plan.

9.                                      Director Designation Rights.

(a)                                 Board Representation.

(i)                                     On the date on which the aggregate consideration paid by Purchaser and its Affiliates to Triangle for shares of Common Stock from Triangle exceeds $150 million, the Board shall adopt resolutions that (i) increase the number of natural persons that constitute the whole Board by one (1) person and (ii) fill the vacancy created by virtue of such increase in the size of the Board with an individual designated by the Purchaser, in each case pursuant to the Triangle Organizational Documents, who must in the reasonable judgment of Triangle, (A) qualify as an Independent Director, (B) have the requisite skill and experience to serve as a director of a publicly traded company, (C) not be prohibited or disqualified from serving as a director of Triangle pursuant to the Triangle Bylaws (as in effect as of the date hereof) or any rule or regulation of the Commission, NYSE MKT (or any other principal stock exchange or market upon which the Common Stock may trade) or by applicable law and (D) otherwise be reasonably acceptable to Triangle (the “Designated Director”). The Purchaser shall, and shall cause the Designated Director to, timely provide Triangle with accurate and complete information relating to the Purchaser and the Designated Director that may be required to be disclosed by Triangle under the Exchange Act. In addition, at Triangle’s request, the Purchaser shall cause the Designated Director to complete and execute Triangle’s standard director and officer questionnaire and provide such other information as Triangle may reasonably request prior to being admitted to the Board or standing for reelection at an annual meeting of Stockholders or at such other time as may be requested by Triangle.

(ii)                                  The Designated Director will hold office until his or her term expires and such Designated Director’s successor has been duly elected and qualified or until such Designated Director’s earlier death, resignation or removal.

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(iii)                               In order to designate an individual for appointment to the Board, the Purchaser must submit to Triangle a written notice in accordance with the notice provisions set forth in Section 7.08 of the Purchase Agreement, which notice shall include (i) the name, age, business address and residence address of such designee, (ii) a current resume and curriculum vitae of such designee and (iii) a statement describing such designee’s qualifications.

(iv)                              Prior to a Termination Event:

(A)                               in connection with each annual meeting of Stockholders, and subject to the conditions of Section 9(a)(i) of this Agreement, Triangle shall nominate the Designated Director for reelection to the Board and shall take all reasonable and lawful actions necessary or advisable to cause the Board to recommend that the Stockholders vote “FOR” the election of the Designated Director;

(B)                               promptly following any annual meeting of Stockholders at which the Designated Director is not elected to the Board, and subject to the provisions of Section 9(a)(i) of this Agreement, the Board shall adopt resolutions that (1) increase the number of natural persons that constitute the whole Board by one (1) person and (2) fill the vacancy created by virtue of such increase in the size of the Board with the Designated Director; and if the Board is prevented by Section 3.1 of the Triangle Bylaws from complying with clause (1) of this Section 9(a)(iv)(B), the Board shall amend the Triangle Bylaws as necessary to permit the Board to comply with clause (1) of this Section 9(a)(iv)(B);

(C)                               any Designated Director may be removed pursuant to Section 3.6 of the Triangle Bylaws, and any vacancy created by such removal shall be filled by the Board with an individual designated by the Purchaser who, subject to the conditions of Section 9(a)(i) of this Agreement, shall become the Designated Director;

(D)                               upon written notice from Triangle to the Purchaser that a Resignation Event has occurred, which notice shall set forth in reasonable detail the facts and circumstances constituting the Resignation Event, the Purchaser will cause the Designated Director then serving as a member of the Board to resign as a member of the Board within two (2) Business Days of such written notice; and

(E)                                any vacancy caused by the death, disability or resignation of the Designated Director shall be filled by the Board with an individual designated by the Purchaser who, subject to the conditions of Section 9(a)(i) of this Agreement, shall become the Designated Director.

(v)                                 Any action by the Purchaser to designate or replace the Designated Director shall be evidenced in writing furnished to Triangle and shall be signed by or on behalf of the Purchaser.

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(vi)                              Prior to designating a Designated Director, the Purchaser shall enter into a written agreement in a form reasonably satisfactory to Triangle with the Designated Director whereby such Designated Director agrees to resign as a member of the Board upon a Resignation Event, a Termination Event or at the Purchaser’s request, as applicable. The Purchaser acknowledges and agrees that such an agreement is in the best interest of Triangle and the Purchaser, and that Triangle shall be a third party beneficiary of the terms and conditions of such an agreement, and Triangle shall have the right to enforce such an agreement to the same extent as the parties thereto.

(vii)                           Triangle shall not take any action that would lessen, restrict, prevent or otherwise have an adverse effect upon the foregoing rights of the Purchaser to Board representation, including by nominating more directors for election to the Board than the number of directors constituting the full Board; provided, however, that Triangle shall not be prohibited from taking such action that the Board determines (i) may be necessary to (A) comply with any rule or regulation of the Commission or NYSE MKT (or any other principal stock exchange or market upon which the Common Stock may trade) or (B) comply with applicable law or (ii) is required to comply with the provisions of the Triangle Organizational Documents.

(b)                                 Termination of Director Designation Rights. Upon the occurrence of a Termination Event, the Purchaser’s right to designate, and Triangle’s obligation to nominate, the Designated Director shall automatically terminate, and the Purchaser shall cause the Designated Director then serving as a member of the Board, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from Triangle, to resign as a member of the Board. In the event Triangle does not request that the Designated Director be caused to resign upon occurrence of a Termination Event, such Designated Director will no longer be considered a designee of the Purchaser and will be subject to election and reelection in accordance with the Triangle Bylaws. The Purchaser shall have the right at any time to cause the Designated Director to resign as a member of the Board and to waive its rights to designate a nominee for election to the Board.

(c)                                  Director Indemnification. At all times while the Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a director in such former Designated Director’s capacity as a former director, each Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board. As between Triangle, on the one hand, and the Purchaser and its Affiliates, on the other hand, Triangle shall, in all events, be the full indemnitor of first resort and shall not be entitled to any contribution, indemnification or other payment by or from any of the Purchaser or its Affiliates.

(d)                                 Corporate Opportunities. Triangle hereby renounces any interest or expectancy in any business opportunity in which Teachers Insurance and Annuity Association of America, a New York stock life insurance company, or Purchaser or any of their respective Affiliates or Portfolio Companies (including any officers or directors thereof) (the “TIAA Group”) participates or seeks to participate (each, a “Business Opportunity”) other than a Business Opportunity that is presented to a Designated Director in such Person’s capacity as a director of Triangle and with respect to which no other member of the TIAA Group (other than

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the Designated Director) independently receives notice or otherwise identifies such Business Opportunity (each Business Opportunity that is so renounced, being referred to as a “Renounced Business Opportunity”). No member of the TIAA Group, including any Designated Director, shall have any obligation to communicate or offer any Renounced Business Opportunity to Triangle, and any member of the TIAA Group may pursue a Renounced Business Opportunity. Notwithstanding anything to the contrary in this Section 9(d), Triangle shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section 9(d).

10.                               Approval Right.  So long as (a) 50% or more of the Common Stock purchased by the Purchaser pursuant to the Purchase Agreement is issued and outstanding and held by the Purchaser and (b) Purchaser owns at least 10% of the then issued and outstanding Common Stock, Triangle shall not, and shall cause its Subsidiaries not to, directly or indirectly, Incur any Indebtedness (other than pursuant to the Triangle Credit Agreement or the terms of the Notes); provided, however, that Triangle may Incur Indebtedness and any of its Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Leverage Ratio does not exceed 5.0 to 1.0 (provided that the Triangle Credit Agreement and Notes are excluded from such calculation).

11.                               Miscellaneous.

(a)                                 Remedies.  In the event of a breach by Triangle of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Triangle agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b)                                 Discontinued Disposition.  Each Holder agrees that, upon receipt of a notice from Triangle of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(e) (a “Suspension Notice”), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 3(j) or until it is advised in writing by Triangle that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”).  Triangle may provide appropriate stop orders to enforce the provisions of this Section 11(b).

(c)                                  Amendments and Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by Triangle and Holders that hold a majority of the Registrable Securities as of the date of such waiver or amendment.  Triangle shall provide prior notice to all Holders of any proposed waiver or amendment.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver

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of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)                                 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 11(d) prior to 5:00 p.m. (Denver Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Denver Time) on any date and earlier than 11:59 p.m. (Denver Time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to Triangle:	Triangle Petroleum Corporation
Attention: Justin Bliffen
1200 17th Street, Suite 2600
Denver, Colorado 80202
Fax: (303) 260-5080
Electronic mail: jbliffen@trianglepetroleum.com

If to the Purchaser or any of its Affiliates:	TIAA Oil and Gas Investments, LLC c/o Teachers Insurance and Annuity Association of America
730 Third Avenue, 4th Floor
New York, NY 10017
Attention: Lisa M. Ferraro Facsimile: [ ] Internet electronic mail: lferraro@tiaa-cref.org with copies to:

TIAA Oil and Gas Investments, LLC

c/o Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd. | C2-08-04

Charlotte, NC  28262

Attention: John D. McCally

Facsimile: (704) 988-4924

Internet electronic mail: jmccally@tiaa-cref.org

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, NY 10036

Attention: Peter J. Schaeffer

Facsimile: 212-336-2222

Internet electronic mail: pjschaeffer@pbwt.com

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If to any other Person who is then the registered Holder:

To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.  Except as provided in this Section 11(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of Triangle and the Purchaser.  Notwithstanding anything in the foregoing to the contrary, (i) the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (A) Triangle is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (B) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement, and (ii) the rights of the Purchaser under Section 8 may be transferred or assigned in whole or in part by the Purchaser to an Affiliate of the Purchaser provided that (1) Triangle is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Affiliate and (B) such Affiliate agrees in writing to be bound by and subject to the terms set forth in this Agreement.  Triangle may not assign its respective rights or obligations hereunder without the prior written consent of the Purchaser.

(f)                                   Third Party Beneficiaries.  Other than the Holders (other than the Purchaser), there are no third party beneficiaries having rights under or with respect to this Agreement.

(g)                                  Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h)                                 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.  Each of the Parties  irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment

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relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(i)                                     Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j)                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k)                                 Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TRIANGLE PETROLEUM CORPORATION

By:
Name:	Jonathan Samuels
Title:	President and Chief Executive Officer

TIAA OIL AND GAS INVESTMENTS, LLC

By:
Name:
Title:

Signature Page to Registration Rights Agreement